SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                       __________________________

                                FORM 8-K


             Current Report Pursuant to Section 13 or 15(d) of
                  The Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported):  October 8, 2002

                             CLICKACTION INC.
         (Exact name of Registrant as specified in its charter)


DELAWARE                  000-26008                    77-0195362
(State or other    (Commission File Number)       (I.R.S. Employer
jurisdiction of                                    Identification No.)
incorporation or
organization)




                        2197 E. Bayshore Road
                    Palo Alto, California  94303
          (Address of principal executive offices) (Zip code)


                            (650) 473-3600
          (Registrant's telephone number, including area code)


                                   N/A
      (Former name or former address, if changed since last report)

Item 5.  Other Events

     On October 8, 2002, ClickAction Inc. ("ClickAction") and infoUSA Inc. ("infoUSA") jointly issued a press release announcing that they have entered into a definitive Agreement and Plan of Merger dated as of October 8, 2002, by and among infoUSA, Kapalua Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of infoUSA, and ClickAction, pursuant to which infoUSA has agreed to acquire
ClickAction for up to $4.1 million in cash, of which $1.4 million will be paid to ClickAction's preferred stockholder and the balance, subject to certain adjustments, will be paid to ClickAction's common stockholders. The aggregate adjustments, each of which would reduce the total consideration paid to ClickAction's common stockholders, may not exceed $650,000. The total merger consideration represents a price per share of ClickAction common stock of approximately $0.15 to $0.20, depending on whether and to what extent any adjustments are made. The merger agreement contemplates that, subject to the approval of ClickAction's stockholders and other customary closing conditions, Kapalua Acquisition Corp. will be merged into ClickAction. As a result of the merger of Kapalua Acquisition Corp. into ClickAction, ClickAction would become a wholly-owned subsidiary of infoUSA. A copy of the merger agreement is attached hereto as Exhibit 2.1.

     In connection with the merger agreement, each of The Tail Wind Fund, Ltd. ("Tail Wind"), Kentyn Reynolds, George Grant, Albert Liong, Andrew
L. Caso, Gregory Slayton, Emerick M. Woods, Dave Mans, Edwin R. Niehaus, Byron Reese and Barton S. Foster have entered into a voting agreement (each a "Voting Agreement" and, collectively, the "Voting Agreements") with ClickAction and infoUSA pursuant to which, among other things, each such stockholder has agreed to vote in favor of the merger all shares of ClickAction's stock to which he is entitled to vote. A copy of each of the forms of Voting Agreement is attached hereto as Exhibits A-1 and A-2 to Exhibit 2.1.

     Also in connection with the merger agreement, ClickAction has entered into a settlement agreement with Tail Wind (the "Settlement Agreement"), pursuant to which Tail Wind will receive $1.4 million in cash for all of its shares of ClickAction's preferred stock outstanding on the effective date of the merger. The Settlement Agreement provides that the payment to Tail Wind will constitute full satisfaction of Tail Wind's rights in the preferred stock and any other rights it may have with respect to ClickAction and contains a general mutual release of claims by ClickAction and Tail Wind. The Settlement Agreement will automatically terminate, as if it had not been entered into, upon amendment of the merger agreement to increase any payments, distributions or other consideration with respect to the shares of ClickAction common stock without proportionally increasing the payment to Tail Wind, upon termination of the merger agreement or upon the failure of Tail Wind to receive the payment as set forth in the Settlement Agreement. A copy of the Settlement Agreement is attached hereto as Exhibit B to Exhibit 2.1.

     ClickAction's board of directors has approved an amendment to the Rights Agreement dated as of June 10, 1998 by and between ClickAction and BankBoston, N.A., as rights agent (the "Rights Agreement") to provide that the Rights Agreement would not be triggered by the merger transaction. A copy of the form of amendment to the Rights Agreement is attached hereto as Exhibit 4.1.

     The foregoing summary description of the merger agreement and the forms of Voting Agreement, Settlement Agreement and amendment to the Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the merger agreement attached hereto as
Exhibit 2.1, the forms of Voting Agreement attached hereto as Exhibits A-1 and A-2 to Exhibit 2.1, the Settlement Agreement attached hereto as Exhibit B to Exhibit 2.1 and the form of amendment to the Rights Agreement attached hereto as Exhibit 4.1.

     A copy of the joint press release of ClickAction and infoUSA is attached as Exhibit 99.1 hereto.


Item 7.  Financial Statements and Exhibits.

    (c)  Exhibits.

         2.1 Agreement and Plan of Merger dated as of October 8, 2002, among ClickAction Inc., Kapalua Acquisition Corp. and infoUSA Inc.

         2.2 Form of Voting Agreement among Kentyn Reynolds, George Grant, Albert Liong, Andrew L. Caso, Gregory Slayton, Emerick M. Woods, Dave Mans, Edwin R. Niehaus, Byron Reese, Barton S. Foster, infoUSA Inc. and ClickAction (included herein as Exhibit A-1 to Exhibit 2.1).

         2.3 Voting Agreement among The Tail Wind Fund Ltd, infoUSA Inc. and ClickAction Inc. (included herein as Exhibit A-2 to Exhibit 2.1).

         2.4 Settlement Agreement dated as of October 8, 2002 between ClickAction Inc. and The Tail Wind Fund Ltd. (included herein as Exhibit B to Exhibit 2.1).

         4.1 Form of Amendment No. 1 to Rights Agreement between ClickAction Inc. and FleetBoston Financial Corporation, formerly BankBoston, N.A., as rights agent.

         99.1 Press Release dated October 8, 2002 regarding the announcement of infoUSA Inc.'s proposed acquisition of ClickAction Inc.

                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CLICKACTION INC.



Date:  October 10, 2002		 By: /s/  George Grant
                                  -------------------------------
                                  George Grant
                                  President and Chief Executive
                                  Officer

                          INDEX TO EXHIBITS

Exhibit
Number       Description
-------     -------------------------------------------------------

2.1 Agreement and Plan of Merger dated as of October 8, 2002, among ClickAction Inc., Kapalua Acquisition Corp. and infoUSA Inc.

2.2 Form of Voting Agreement among Kentyn Reynolds, George Grant, Albert Liong, Andrew L. Caso, Gregory Slayton, Emerick M. Woods, Dave Mans, Edwin R. Niehaus, Byron Reese, Barton S. Foster, infoUSA Inc. and ClickAction (included herein as Exhibit A-1 to Exhibit 2.1).

2.3         Voting Agreement among The Tail Wind Fund Ltd, infoUSA Inc.
            and ClickAction Inc. (included herein as Exhibit A-2 to
            Exhibit 2.1).

2.4 Settlement Agreement dated as of October 8, 2002 between ClickAction Inc. and The Tail Wind Fund Ltd. (included herein as Exhibit B to Exhibit 2.1).

4.1         Form of Amendment No. 1 to Rights Agreement between
            ClickAction Inc. and FleetBoston Financial Corporation, formerly BankBoston, N.A., as rights agent.

99.1 Press Release dated October 8, 2002 regarding the announcement of infoUSA Inc.'s proposed acquisition of ClickAction Inc.

                                                      EXHIBIT 2.1







                      AGREEMENT AND PLAN OF MERGER



                             by and among

                             INFOUSA INC.
                      KAPALUA ACQUISITION CORP.

                                  AND

                            CLICKACTION INC.








                      dated as of October 8, 2002

                     AGREEMENT AND PLAN OF MERGER
                     ----------------------------

     THIS AGREEMENT AND PLAN OF MERGER is made as of October 8, 2002 by and among INFOUSA INC., a Delaware corporation ("Buyer"), KAPALUA ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Buyer ("Merger Sub"), and CLICKACTION INC., a Delaware corporation ("Target").

                          B A C K G R O U N D
                          -------------------

     The boards of directors of Buyer, Merger Sub and Target have approved the merger of Merger Sub into Target upon the terms and subject to the conditions set forth in this Agreement, having determined that the Merger is fair to, and in the best interests of, their respective stockholders. Pursuant to the Merger, the outstanding shares of Target common stock will be converted into the right to receive a cash payment, as provided herein.

ACCORDINGLY, THE PARTIES HEREBY AGREE AS FOLLOWS:

                               ARTICLE I
                             DEFINED TERMS
                             -------------

     1.1 Definitions. As used in this Agreement, these terms have these meanings:

         "401(k) Plans" has the meaning specified in Section 6.18.

         "Acquisition Proposal" has the meaning specified in Section
6.2(c).

         "Action" means a private or governmental claim, action, suit (whether in law or in equity), arbitration, investigation or proceeding of any nature.

         "Adjustment Cap" means $650,000.

         "Adjustments" has the meaning specified in Section 3.3(a).

         "Adjustment Schedule" has the meaning specified in Section
3.3(b).

         "Agreement" means this Agreement and Plan of Merger, including the exhibits hereto and the Target Disclosure Statement.

         "Ancillary Documents" means any document or certificate provided pursuant to or in connection with this Agreement.

         "Business Day" means any day on which the NASDAQ SCM is open for trading.

         "Buyer" means Buyer Inc., a Delaware corporation.

         "Buyer Subsidiaries" means the Subsidiaries of Buyer.

         "Certificate of Merger" has the meaning specified in Section
2.2.

         "Certificates" has the meaning specified in Section 3.4(b).

         "Closing" means the closing of the Merger.

         "Closing Date" means December 3, 2002 or, if all of the conditions have not been satisfied prior to such date, such other date that Buyer and Target may agree.

         "Closing Balance Sheet" has the meaning specified in Section
6.13.

         "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Merger Consideration" means the dollar amount, rounded down to the nearest whole cent, equal to the fraction, (a) the numerator of which is the Merger Consideration minus $1,400,000 (which amount will be paid to the holders of Preferred Stock as the Preferred Settlement Closing Payment pursuant to Section 3.6.) and (b) the denominator of which is the aggregate number of shares of Target Common Stock outstanding at the Effective Time (including shares of Target Common Stock issued with respect to Target Options which have been exercised prior to the Effective Time).

         "Confidentiality Agreement" means the letter agreement dated August 16, 2002 between Target and Buyer.

         "Contractor" has the meaning specified in Section 4.20(a).

         "Delaware Law" means the Delaware General Corporations Law.

         "Dissenting Shares" has the meaning specified in Section 3.11.

         "Effective Time" has the meaning specified in Section 2.2.

         "Employee Benefit Plans" has the meaning specified in Section
4.19.

         "Environment" has the meaning specified in Subsection 4.20(a).

         "Environmental Law" has the meaning specified in Subsection
4.20(a).

         "Environmental Permit" has the meaning specified in Subsection
4.20(a).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" means Greater Bay Trust Company or any successor appointed pursuant to the Escrow Agreement.

         "Escrow Agreement" means the escrow agreement to be entered into at the Closing by and among Buyer, Target and the Escrow Agent in substantially the form attached hereto as Exhibit C.

         "Escrow Fund" has the meaning set forth in Section 3.2.
         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Floor Amount" means $2,050,000.

         "GAAP" means United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to any particular financial statement).

         "Government Entity" means a court, administrative agency, commission, legislature or other governmental or regulatory body, authority or instrumentality of any jurisdiction whatsoever.

         "Hazardous Material" has the meaning specified in Section
4.20(a).

         "Key Employees" means George Grant, Albert Liong, Andrew Caso and Kentyn Reynolds.

         "Law" means any applicable law (whether civil, criminal or administrative), including, without limitation, any common law, statute, treaty, regulation, directive, decision, code, order, decree, injunction, resolution or judgment of any Governmental Entity.

         "Liability Insurance" means (a) representation and warranty insurance covering the representations and warrants of Target herein other than with respect to the accounts receivable and accounts payable of Target and (b) loss mitigation insurance, with an aggregate coverage of $500,000 and other terms satisfactory to Buyer.

         "Merger" means the merger of Merger Sub into Target.

         "Merger Consideration" means $4,100,000 in cash (a) decreased, on a dollar for dollar basis, to the extent that (i) the Working Capital of Target as reflected on the Closing Balance Sheet is less than $850,000, (ii) the cash of the Target as reflected on the Closing Balance Sheet is less than $600,000 (except that in the event that Target has not purchased servers satisfactory to Buyer for cash prior to the Effective Time, $850,000), and (iii) the Total Assets of Target as reflected on the Closing Balance Sheet are less than $3,500,000, whichever disparity is greatest and (b) further decreased, on a dollar for dollar basis, but only to the extent that the adjustments made pursuant to this clause (b) cause the Working Capital of Target as of the Closing Date to be less than $850,000, for (i) any accounts receivable of Target reflected on the Closing Balance Sheet that are not collected by the Surviving Corporation prior to the Reconciliation Date (excluding any noncollection resulting from any claim or offset asserted against Surviving Corporation by the applicable account debtor as a result of actions of the Surviving Corporation after the Effective Time other than actions for collection) and (ii) any accounts payable of Target which were not reflected on the Closing Balance Sheet which relate to the period prior to the Effective Time which became known to Buyer or the Surviving Corporation prior to the Reconciliation Date. The aggregate adjustment to the Merger Consideration pursuant to Subsections (a) and (b) of this definition shall not exceed the Adjustment Cap.

         "Merger Sub" means Kapalua Acquisition Corp., a Delaware corporation.

         "Merger Sub Common Stock" means the common stock of Merger
Sub.

         "Minimum Common Merger Consideration" means the dollar amount, rounded down to the nearest whole cent, equal to the fraction, (a) the numerator of which is the Floor Amount and (b) the denominator of which is the aggregate number of shares of Target Common Stock outstanding at the Effective Time (including shares of Target Common Stock issued with respect to Target Options which have been exercised prior to the Effective Time).

         "NASDAQ" means the NASDAQ National Market System.

         "NASDAQ SCM" means the NASDAQ Small Cap Market.

         "Party" means Target, Buyer and Merger Sub.

         "Paying Agent" means a nationally recognized bank or trust company, or an affiliate thereof, designated by Buyer to act as agent for the holders of Target Common Stock to receive funds pursuant to
Section 3.4.

         "Payment Date" means the 100th day after the Effective Time, provided that if such date is not a Business Day, then the following Business Day.

         "Permitted Liens" means any (a) mechanics', carriers', workers' and other similar liens arising in the ordinary course of business which are not delinquent and which in the aggregate are not material in amount, and do not interfere with the use of the assets of Target or Target Subsidiary to which they apply; (b) liens for current Taxes and assessments not yet due and payable; (c) purchase money liens properly disclosed in the Target Disclosure Schedule; and (d) with respect to any asset of Target or Target Subsidiary which consists of a leasehold or other possessory interest in real property, all Encumbrances, covenants, imperfections in title, easements, restrictions and other title matters (whether or not the same are recorded) not known to Target or Target Subsidiary to which the underlying fee estate in such real property is subject which were not created by or incurred by Target or Target Subsidiary and which do not currently and are not reasonably expected to interfere materially with the operation of the business currently conducted by Target or Target Subsidiary on such property.

         "Person" means any individual or entity of any kind.

         "Potential Acquiror" has the meaning specified in Section
6.2(a).

         "Preferred Settlement Agreement" has the meaning specified in
Section 3.4.

         "Preferred Settlement Closing Payment" has the meaning specified in Section 3.6.

         "Proxy Statement" has the meaning specified in Section 4.28.

         "Real Property" means any real property currently or previously owned, leased or occupied by Target or Target Subsidiary.
         "Reconciliation Date" means the 90th day after the Effective Time, provided that if such date is not a Business Day, then the following Business Day.

         "SEC" means the United States Securities and Exchange
Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Subsidiary", as used with respect to any Person, means any entity of which: (a) at least a majority of the outstanding securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to that entity is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (b) such Person or any Subsidiary of such Person is a general partner of a general partnership or a manager of a limited liability company.

         "Superior Proposal" has the meaning specified in Section 6.2(d). "Surviving Corporation" means Target, on and after the
Effective Time.

         "Tail Wind" means The Tail Wind Fund, Ltd.

         "Target" means Target Inc., a Delaware corporation.

         "Target Balance Sheet" has the meaning specified in Section 4.8.

         "Target Common Stock" means the common stock, $0.001 par value per share, of Target.

         "Target Contract" means the agreements and commitments identified or required to be identified on Schedule 4.14 to the Target Disclosure Statement.

         "Target Disclosure Statement" has the meaning specified in the preamble to Article IV.

         "Target Financial Statements" has the meaning specified in
Section 4.8.

         "Target IP Rights" means all intellectual property used in or necessary to conduct the business presently conducted by Target and Target Subsidiary.

         "Target's Knowledge" means the actual knowledge of George Grant, Albert Liong, Kentyn Reynolds, Andrew Caso and Gregory Slayton.

         "Target Material Adverse Effect" means any change, event or effect that is or is reasonably likely to become materially adverse to the affairs, business, operations, prospects, assets, condition (financial or otherwise) or results of operations of Target; provided, however, that Target Material Adverse Effect shall exclude any change, event or effect due to (i) changes in general economic, regulatory or political conditions or securities markets in the United States or worldwide or any outbreak of hostility, terrorist activities or war,
(ii) any matter to the extent described as such in the Target Disclosure Statement, (iii) a loss by Target of its relationship with the confidential party identified on Schedule 1.1 that is directly and principally related to Buyer being a party to this Agreement; or
(iv) changes that generally affect the industries in which the Target operates (other than changes in Laws applicable to such industries).

         "Target Negative Vote" has the meaning specified in Section
8.1(d).

         "Target Options" means options to purchase shares of Target Common Stock issued by Target.

         "Target Preferred Stock" means the Series A 4% Cumulative Convertible Preferred Stock, $0.001 par value per share, of Target.

         "Target Restricted Stock" means share of Target's stock that are subject to a repurchase option in favor of Target.

         "Target Rights" means the rights associated with Target
Common Stock issued in connection with the Target Rights Plan.

         "Target Rights Plan" means the Rights Agreement dated June 6, 1998 between My Software Company (predecessor to the Target) and Banc Boston N.A.

         "Target SEC Report" has the meaning specified in Section 4.7.

         "Target Special Meeting" has the meaning specified in Section
6.3.

         "Target Stockholder" means each holder of an equity security of Target.

         "Target Stock Plans" means the 1995 Non-Employee Director Option Plan of Target, the Amended and Restated 1995 Equity Incentive Plan of Target, the Amended and Restated 1998 Non-Officer Stock Option Plan of Target, the 2001 Equity Incentive Plan of Target, the
MarketHome 1997 Equity Incentive Plan.

         "Target Stock Purchase Plan" means the 1999 Employee Stock Purchase Plan of Target and the 2000 Employee Stock Purchase Plan of Target.

         "Target Subsidiary" means MarketHome, a California corporation.

         "Target Warrant" means the Warrant dated March 30, 2001 issued to Tail Wind and all other outstanding warrants of either the Target or the Target Subsidiary.

         "Tax" or "Taxes" means: (a) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, capital stock, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and (b) any and all obligations imposed by Law or under any agreements or arrangements with any other Person with respect to any such amounts and including any liability for taxes of a predecessor entity.

         "Tax Return" means any federal, state and local or foreign return, schedule, estimate, information statement or report relating to Taxes.

         "Total Assets" means total assets of Target and Target
Subsidiary as determined in accordance with GAAP.

         "Working Capital" means current assets minus current liabilities of Target and Target Subsidiary as determined in accordance with GAAP, accruing, unless paid prior to the Effective Time, all costs incurred by Target in connection with this Agreement (including without limitation attorneys, accountants and investment banking fees, the cost of Liability Insurance, or if an estimated cost is not available, then $200,000 (unless Liability Insurance is acquired by Target for cash prior to the Effective Time), and $250,000 for the purchase of servers (unless new servers satisfactory to Buyer are acquired by Target for cash prior to the Effective Time) whether or not such expenses would be accrued under GAAP.

     1.2 Construction. In construing this Agreement, the following principles shall be followed:

          (a) the terms "herein," "hereof," "hereby," "hereunder" and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed;

          (b) references to Articles, Sections, Schedules, Exhibits and other subdivisions refer to the Articles, Sections, Schedules, Exhibits and other subdivisions of this Agreement;

          (c) a reference to any Person shall include such Person's predecessors and successors;

          (d) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

          (e) no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

          (f) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

          (g) the word "includes" and its syntactical variants mean "includes, but is not limited to" and corresponding syntactical variant expressions;

          (h) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined; and

          (i) the plural shall be deemed to include the singular and vice versa.

                            ARTICLE II
                            THE MERGER
                            ----------

     2.1 The Merger. At the Effective Time, subject to and upon the terms and conditions of this Agreement and the Delaware Law: (a) Merger Sub will be merged into Target, (b) the separate corporate existence of Merger Sub will cease and (c) Target will be the surviving corporation.

     2.2 Closing and Effective Time. The Closing will take place at 10:00 a.m., California time, on the Closing Date. The Closing will take place at the offices of Heller Ehrman White & McAuliffe LLP, 333 Bush Street, San Francisco, California, or at any other date or location as Buyer and Target agree. At the Closing, the Parties shall cause the Merger to become effective by filing a certificate of merger in the form adequate to effectuate the transactions contemplated herein and reasonably satisfactory to Buyer, Target and Merger Sub (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Delaware
Law. (The time of the filing of the Certificate of Merger, or any later time that the Parties may agree and specify in the Certificate of Merger, is referred to as the "Effective Time".)

     2.3 Effects of the Merger. The effects of the Merger will be as provided in this Agreement, the Certificate of Merger and the Delaware Law. Without limiting the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of Target and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub will be debts, liabilities and duties of the Surviving Corporation.

     2.4 Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as the certificate of incorporation of Merger Sub prior to the Effective Time, except that it will be modified so that the name of the corporation reflected in that certificate of incorporation will be "Target Inc." From and after the Effective Time, the bylaws of Merger Sub, as in effect immediately before the Effective

Time, will become the bylaws of the Surviving Corporation.

     2.5 Directors and Officers of the Target. The directors and officers of Merger Sub immediately prior to the Effective Time shall serve as the directors and officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

                              ARTICLE III
                         CONVERSION OF SHARES
                         --------------------

     3.1 Conversion of Stock. At the Effective Time and without any action on the part of the holders of the outstanding shares of capital stock of Target or Merger Sub:

         (a) Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares as provided in Section 3.9), together with the Target Rights associated with each such share, will be automatically converted into solely the right to receive in cash, without interest, (i) the Minimum Common Merger Consideration pursuant to Article III after the Closing Date and (ii) the balance of the Merger Consideration, if any, pursuant to Article III after the Payment Date.

         (b) Each share of Merger Sub Common Stock issued and outstanding immediately before the Effective Time will be converted into one fully paid and nonassessable share of Target Common Stock.

     3.2 Escrow. On the Closing Date, Buyer will deposit an amount equal to the Adjustment Cap with the Escrow Agent. Such amount is referred to herein as the "Escrow Fund" and will be governed by the terms of the Escrow Agreement attached hereto as Exhibit C. and Section
3.3. The Escrow Fund shall not include the Preferred Settlement Closing Payment or the Minimum Common Merger Consideration nor shall the provisions related to the adjustment of the Common Merger Consideration set forth in Section 3.3 affect or delay the payment of the Preferred Settlement Closing Payment or the Minimum Common Merger Consideration.

     3.3  Adjustment to Purchase Price.

          (a) The Merger Consideration will be adjusted pursuant to Subsections (a) and (b) of the definition of the Merger Consideration in Section 1.1 (together, the "Adjustments"). The Adjustments shall not exceed the Adjustment Cap.

          (b) Not later than the Business Day immediately preceding the Payment Date, Buyer shall determine, in good faith, the amount of any Adjustments, which determination shall be binding and conclusive on the Target Stockholders unless Buyer shall have made a clear mistake in the determination of the Adjustments.

          (c) On or before the Business Day immediately preceding the Payment Date, Buyer will provide written instructions to the Escrow Agent to (a) release to Buyer from the Escrow Fund an amount equal to any Adjustments as determined pursuant to Section 3.3(b), (b) release to Buyer from the Escrow Fund any interest earned on the Escrow Fund, and (c) release the balance of the Escrow Fund to the Paying Agent, which amount, together with the Minimum Common Merger Consideration will represent the aggregate Common Merger Consideration. Escrow Agent will be entitled to rely solely on the written instructions of Buyer.

     3.4 Exchange Procedures.

         (a) Merger Consideration. On the Closing Date, Buyer shall cause Merger Sub to deposit with the Paying Agent, in trust for the benefit of the holders of Target Common Stock, for exchange in accordance with this Article 3, cash in an aggregate amount sufficient to pay the Minimum Common Merger Consideration pursuant to Section 3.4.

         (b) Deposit of Escrow Funds. On the Payment Date, the Escrow Agent shall deposit with the Paying Agent, in trust for the benefit of the holders of Target Common Stock, for exchange in accordance with this Article III, the balance of the Escrow Fund after distributing to the Surviving Corporation the amount of any Adjustments and any interest earned on the Escrow Fund pursuant to Section 3.3.

         (c) Exchange Procedures. As soon as practicable after (but in any event not more than five (5) Business Days after) the Effective Time, Buyer shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented shares of Target Common Stock (the "Certificates") and which shares of Target Common Stock are exchanged for and represent the right to receive the Common Merger Consideration pursuant to this
Article III (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and which shall be in such form and have such other provisions as Buyer may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Common Merger Consideration, in each case, in form and substance reasonably satisfactory to Target and Buyer. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefore that portion of the Common Merger Consideration equal to the Minimum Common Merger Consideration per share surrendered, and the Certificate so surrendered shall be canceled. After the Payment Date, each person entitled to receive the Minimum Common Merger Consideration shall be entitled to receive the Common Merger Consideration per share surrendered less the Minimum Common Merger Consideration previously paid with respect to such shares. Until surrendered, each outstanding Certificate that, prior to the Effective Time, represented Target Common Stock will be deemed after the Effective Time to evidence the right to receive the Common Merger Consideration as provided in this Article III without any interest thereon (except as provided in Section 3.3). If payment of the Common Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that: (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and (ii) that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Common Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

         (d) Transfer Books. At the Effective Time, the stock transfer books of the Target shall be closed and thereafter there shall be no further registration of transfers of shares of Target Common Stock.

         (e) Remaining Funds. At any time following one year after the Payment Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates.
Thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as a general creditor thereof with respect to the Common Merger Consideration payable upon surrender of their Certificates, without any interest thereon. Neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Common Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     3.5 Tax Consequences. The Merger will constitute a taxable transaction under the Code.

     3.6 Preferred Stock.  As of the date hereof, Target, Buyer and
Tail Wind have entered into a Settlement Agreement (the "Preferred Settlement Agreement"), a copy of which is attached hereto as Exhibit
B, pursuant to which Tail Wind has agreed to accept an aggregate of $1.4 Million (the "Preferred Settlement Closing Payment") on the
Closing Date in full satisfaction of its rights in the Target Preferred Stock and any other rights of Tail Wind with respect to Target. Target has provided a true and complete copy of the Preferred Settlement Agreement to Buyer. On the Closing Date, and immediately prior to the Effective Time, Buyer will pay to Tail Wind $1,400,000 to acquire all of the 3,000 outstanding shares of Target Preferred Stock and all other rights of Tail Wind under contracts with Target. Target will promptly notify Buyer of any notice or communication received from or provided to Tail Wind with respect to the Preferred Settlement Agreement or the Target Preferred Stock.

     3.7 Options, Warrants and Restricted Stock.

         (a) Pursuant to the Target Stock Plans, immediately prior to the Effective Time, all outstanding Target Options shall become fully vested and exercisable and all repurchase rights with respect to Target Restricted Stock issued under the Target Stock Plans will lapse. Pursuant to the terms of the Target Stock Plans, any Target Options not exercised prior to the Effective Time will be automatically terminated.

         (b) Pursuant to the Preferred Settlement Agreement, the Target Warrant will be terminated as of the Effective Time if not exercised prior to the Effective Time and will thereafter be of no further force and effect.

     3.8 No Further Ownership Rights in Target Stock. The Common Merger Consideration paid upon the surrender for exchange of shares of Target Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Target Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 3.

     3.9 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Target Stock shall have been lost, stolen or destroyed, Buyer shall cause the Paying Agent to pay the portion of the Merger Consideration applicable to such shares in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Buyer or Paying Agent may, in their discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to provide an indemnity with respect to the Certificates alleged to have been lost, stolen or destroyed.

     3.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Target, the officers and directors of the Surviving Corporation and the Buyer are fully authorized to take, and will use their reasonable efforts to take, all lawful and reasonable action.

     3.11 Dissenters. Notwithstanding anything in this Agreement to the contrary, shares of Target Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the Delaware Law ("Dissenting Shares") shall not be converted into a right to receive the Common Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal. A holder of Dissenting Shares shall be entitled to receive payment of the appraisal value of such Shares held by such holder in accordance with the provisions of Section 262 of the Delaware Law unless, after the Effective Time, such holder fails to perfect or withdraws or loses such holder's right to appraisal, in which case such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Common Merger Consideration, without interest thereon.

3.12 Employee Stock Purchase Plan. Target shall amend the Target Stock Purchase Plan so that as of the Effective Time: (i) the Target Stock Purchase Plan shall terminate, and no additional purchase rights shall be issued under it; and (ii) each purchase right granted under the Target Stock Purchase Plan shall terminate (if it has not previously terminated by its terms) as of the Effective Time.

                               ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES
                               OF TARGET
                               ---------

     Target hereby makes the following representations and warranties to Buyer and Merger Sub subject to the exceptions set forth in the disclosure statement dated the date of this Agreement delivered by Target to Buyer and Merger Sub (the "Target Disclosure Statement"). The Target Disclosure Statement is arranged in schedules. Each such schedule corresponds to a numbered or lettered section or subsection of this
Article IV. The disclosure in each such schedule qualifies any of the corresponding numbered or lettered sections of this Article IV.

     4.1 Organization, Etc. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Target Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Target and Target Subsidiary have all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their respective business as they are now being conducted. Schedule 4.1 of the Target Disclosure Statement sets forth each other jurisdiction in which Target or Target Subsidiary are qualified to do business. Target and Target Subsidiary are duly qualified or licensed to do business as a foreign corporation and in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Target Material Adverse Effect. Target and Target Subsidiary are not in violation of any provision of their respective charters or bylaws. Target has made available to Buyer accurate and complete copies of the charters and bylaws as currently in effect of Target and Target Subsidiary.

     4.2 Authority Relative to This Agreement. Target has full corporate power and authority to execute and deliver this Agreement and to complete the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Target and the completion of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the unanimous vote or unanimous written consent of the board of directors of Target, and, other than approval by Target's Stockholders, no other corporate proceedings on the part of Target are necessary to authorize this Agreement or to complete the Merger or any of the other transactions contemplated hereby, other than the filing and recordation of the Certificate of Merger as required by Delaware Law. This Agreement has been duly and validly executed and delivered by Target and, assuming the due authorization, execution and delivery by Buyer and Merger Sub, constitutes a valid and binding agreement of Target enforceable against Target in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Law affecting the enforcement of creditors' rights generally or by general equitable principles.

     4.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any Government Entity is necessary on the part of Target for the completion by Target of the Merger or any of the other transactions contemplated hereby, or for the exercise by Buyer or Target of the full rights to own and operate the business of Target as it presently is being conducted, except for the filing of the Certificate of Merger as required by Delaware Law and the filing and approval of the Proxy Statement by the SEC. None of the execution and delivery of this Agreement, the completion of the Merger or any of the other transactions contemplated hereby, compliance by Target with the provisions hereof, or the exercise by the Surviving Corporation after the Merger of the full right to own and operate the business of Target as it is presently conducted does or will: (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Target, (ii) violate any Law applicable to Target or any of Target's properties or assets or (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or result in any change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Target is a party or by which any of Target's properties or assets is bound. Schedule 4.3 of the Target Disclosure Statement lists all consents, waivers and approvals required to be obtained by Target in connection with the completion of the Merger or any of the other transactions contemplated hereby, including in order to enable Buyer or Target, after the Merger, to exercise the full right to own and operate the business of Target as it is presently conducted, under any such notes, bonds, mortgages, indentures, deeds of trust, licenses or leases, contracts, agreements or other instruments.

     4.4 Board Recommendation. The board of directors of Target has, at a meeting of such board duly held on October 8, 2002, unanimously (i) approved, adopted and declared advisable this Agreement, (ii) determined that this Agreement is fair to and in the best interests of the Target Stockholders, (iii) resolved to recommend approval of this Agreement to the Target Stockholders, (iv) resolved that Target take any and all action necessary to exempt the execution, delivery and performance of this Agreement from the restrictions on "business combinations" set forth in Section 203 of the Delaware Law, and (v) resolved to render the rights issued under the Target Rights Plan inapplicable to the Merger and this Agreement, and the other transactions contemplated hereby (including without limitation the Buyer Voting Agreements).

     4.5 Fairness Opinion. Target has received the opinion of Wells Fargo Securities dated the date of the approval of this Agreement by the board of directors of Target to the effect that the Common Merger Consideration is fair to the holders of Target Common Stock from a financial point of view.

     4.6 Capitalization

         (a) The authorized capital stock of Target consists of 60,000,000 shares of Target Common Stock of which, as of the close of business on September 31, 2002, 13,401,347 shares were outstanding, and 2,000,000 shares of Target Preferred Stock 3,000 shares of which are outstanding. Tail Wind is the sole registered holder of all of the Target Preferred Stock.

         (b) Other than the outstanding shares of Target Preferred Stock, the rights issued under the Target Rights Plan, and the Target Options granted under the Target Stock Plans, there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature whatsoever obligating Target to issue, grant, deliver, sell or buy, or cause to be issued, granted, delivered, sold or bought, any shares of capital stock or other equity interests of Target or Target Subsidiary, except as disclosed in Schedule 4.06(b) of the Target Disclosure Schedule. Other than the Target Rights Plan, Target is not a party to any voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock or other equity interests of Target. All of the Target Options granted under the Target Stock Plans will accelerate and become fully exercisable immediately prior to the Effective Time. The Target Warrant will be terminated as of the Effective Time.

         (c) Target has no Subsidiaries other than Target Subsidiary. Neither Target nor Target Subsidiary own any, or have any obligation, whether conditional or otherwise, to purchase any, equity interests in any other entity.

         (d) True and complete copies of the Target Stock Plans, and of the forms of all agreements and instruments relating to or issued under each thereof, have been made available to Buyer. Such agreements, instruments, and forms have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement any such agreements, instruments or forms.

         (e) Schedule 4.6(d) of the Target Disclosure Statement sets forth the following information with respect to each outstanding Target
Option: the aggregate number of shares issuable thereunder, the type of option, the grant date, the expiration date, the exercise price and the vesting schedule. Each outstanding Target Option was granted in accordance with the terms of the Target Stock Plan applicable thereto.

     4.7 SEC Filings. Target has filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements and documents filed since January 1, 1999 are referred to herein as the "Target SEC Reports"). All of the Target SEC Reports complied as to form, when filed, in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Accurate and complete copies of the Target SEC Reports have been made available to Buyer. As of their respective dates or, in the case of registration statements, their effective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Target SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Target has been advised by each of its current officers and directors that each such person and such persons' affiliates have complied with all filing requirements under Section 13 and Section 16(a) of the Exchange Act.

     4.8 Financial Statements.

         (a) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Target SEC Reports (the "Target Financial Statements"), (x) was prepared in accordance with GAAP and (y) fairly presented the consolidated financial position of Target and Target Subsidiary as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Target, except that the unaudited interim financial statements were or are subject to normal year-end adjustments. The balance sheet of Target contained in Target's Form 10-Q for the quarter ended June 30, 2002 is hereinafter referred to as the "Target Balance Sheet."

         (b) Target maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         (c) The books and records of Target, in reasonable detail, accurately and fairly reflect in all material respects the activities of Target and the businesses of Target and Target Subsidiary and have been provided to Buyer or made available for its inspection.

         (d) Target has not engaged in any material transaction, maintained any bank account or used any material corporate funds except for transactions, bank accounts or funds which have been and are reflected in its books and records.

         (e) The stock records and minute books of the Target and Target Subsidiary that have been made available to Buyer fully reflect all minutes of meetings, resolutions and other material actions and proceedings of the Target Stockholders, board of directors and all committees thereof, all issuances, transfers and redemptions of capital stock of which Target or the Target Stockholders are aware and contain true, correct and complete copies of their respective Certificates of Incorporation and Bylaws and all amendments thereto through the date hereof.

         (f) The Closing Balance Sheet will fairly and accurately present the consolidated financial position of Target and Target Subsidiary as of the Effective Time including, specifically, the Working Capital, Cash, and Total Assets of Target and Target Subsidiary.

     4.9 Absence of Undisclosed Liabilities. Target and Target Subsidiary do not have any liabilities (absolute, contingent, known, unknown or otherwise) other than: (a) liabilities reflected in the Target Balance Sheet, (b) normal or recurring liabilities incurred since June 30, 2002 in the ordinary course of business of Target consistent with past practice which, individually and in the aggregate, do not exceed $50,000, (c) liabilities under this Agreement (including, without limitation, liabilities for financial advisor, accounting and legal fees and expenses incurred in connection with this Agreement), and (d) other liabilities disclosed in Schedule 4.9 of the Target Disclosure Schedule.

     4.10 Absence of Changes or Events. Since June 30, 2002, Target and Target Subsidiary have conducted their businesses only in the ordinary course consistent with past practice. No Target Material Adverse Effect has occurred since June 30, 2002 no event has occurred and no circumstance exists that could reasonably be expected to result in a Target Material Adverse Effect in the future, except as set forth in
Schedule 4.10 of the Target Disclosure Schedule. Without limiting the foregoing, since June 30, 2002, Target and Target Subsidiary have not, directly or indirectly:

          (a) purchased, acquired, or agreed to purchase or acquire, any shares of capital stock of Target, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock (other than the declaration, setting aside or payment of required dividends with respect to the Target Preferred Stock);

          (b) created or incurred any indebtedness for borrowed money exceeding $50,000 in the aggregate; assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other Person; made any loans or advances to any other Person (other than advances of less than $1,500 to employees for reasonable business expenses incurred in the ordinary course); entered into any oral or written agreement or any commitment or transaction or incurred any liabilities involving in excess of $50,000;

          (c) instituted any change in accounting methods, principles or practices;

          (d) revalued any assets, including, without limitation, written down the value of any inventory or written off any notes or accounts receivable in excess of amounts previously reserved, as reflected in the Target Balance Sheet;

          (e) suffered any damage, destruction or loss, whether or not covered by insurance;

          (f) increased in any manner the compensation of any of its directors, officers or other employees; paid or granted rights to any severance or termination pay to any Person; entered into any oral or written employment, consulting, indemnification or severance agreement with any Person; or adopted, become obligated under, or amended any Employee Benefit Plan;

          (g) sold, transferred, leased, licensed, pledged, mortgaged, encumbered, or otherwise disposed of, or agreed to sell, transfer, lease, license, pledge, mortgage, encumber, or otherwise disposed of, any assets or properties (whether tangible, intangible, real, personal or mixed) other than the sale of inventory in the ordinary course of Target's business;

          (h) amended its certificate of incorporation or bylaws, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (i) made capital expenditures exceeding $50,000 in the aggregate;

          (j) paid, discharged or satisfied any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice, or collected, or accelerated the collection of, any amounts owed (including accounts receivable) other than collections in the ordinary course of business; or

          (k) agreed or proposed to do any of the things described in the preceding clauses (a) through (j) other than as expressly contemplated or provided for in this Agreement.

     4.11 Capital Stock of Subsidiaries. Target is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of Target Subsidiary. All of such shares have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by Target free and clear of any claim, lien or encumbrance of any kind with respect thereto. There are no proxies or voting agreements with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Target or Target Subsidiary to issue, transfer or sell any shares of capital stock or any other securities convertible into, exercisable for, or evidencing the right to subscribe for any shares of Target Subsidiary. Target does not directly or indirectly own any interest in any Person except the Target Subsidiary.

     4.12 Litigation. There is no Action pending or, to Target's Knowledge, threatened against Target, Target Subsidiary or any of their respective officers or directors (in their capacities as such), or involving any of Target's or Target Subsidiary's assets. There is no Action pending or, to Target's Knowledge, threatened which in any manner challenges, seeks to, or is reasonably likely to, prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated by this Agreement. There is no outstanding judgment, order, writ, injunction or decree of any Governmental Entity in a proceeding to which Target or any of its assets is or was a party or by which Target or any of its assets is bound.

     4.13 Insurance. Schedule 4.13 of the Target Disclosure Statement lists all insurance policies (including, without limitation, workers' compensation insurance policies) covering any of the business, properties, assets or operations of Target and Target Subsidiary, the premiums and coverages of such policies, and all claims in excess of $25,000 made under any such policies since 1999. All such policies are in effect. True and complete copies of all such policies have been made available to Buyer. Neither Target nor Target Subsidiary has received notice of the cancellation or threat of cancellation of any such policy.

     4.14 Contracts and Commitments.

          (a) Except as identified on Schedule 4.14, neither Target nor Target Subsidiary is a party to or bound by any oral or written agreement or commitment under which any party has continuing obligations:

              (i) under which Target or Target Subsidiary may pay or receive more than $50,000 in total;

              (ii) to lease or sublease any real property (whether as lessor, lessee, sublessor or sublessee);

              (iii) respecting any Target IP Rights other than licenses for standard off-the-shelf software with a retail value less than $5,000;

              (iv) with any present or former employee or consultant of or to Target or Target Subsidiary;

              (v) with any officer or director of Target or Target Subsidiary, any relative of such officer or director, or any entity in which any such officer or director or any relative of such officer or director holds or held any material ownership interest or serves or served any active role;

              (vi) under which rights or benefits will be increased or accelerated by the occurrence of any of the transactions contemplated by this Agreement or under which the value of rights or benefits will be calculated on the basis of any of the transactions contemplated by this Agreement;

              (vii) relating to the disposition or acquisition of any assets (other than inventory in the ordinary course of Target's business) or relating to an ownership interest in any entity or business;

              (viii) for the purchase of materials, supplies or equipment that provide for purchase prices substantially greater than those presently prevailing for such materials, supplies or equipment, in quantities substantially greater than past practice, or which are with sole or single source suppliers;

              (ix) guarantees or other agreements or commitments under which Target or Target Subsidiary is absolutely or contingently liable for the performance or liability of any other Person;

              (x) which limit or restrict where Target or Target
Subsidiary may conduct any business or the type or lines of business (current or future) in which Target or Target Subsidiary may engage;

              (xi) with respect to a change of control of Target or Target Subsidiary;

              (xii) for the borrowing or lending of money, or the availability of credit, whether secured or unsecured;

              (xiii) respecting any hedging, option, derivative or similar transaction or any foreign exchange position or contract for the exchange of currency;

              (xiv) any joint marketing, joint venture or development agreement;

              (xv) respecting licensing, distribution or sales representation;

              (xvi) that has an indefinite term or has a fixed term of more than one year (other than those that are terminable by Target or Target Subsidiary at will or upon not more than 30 days' notice without penalty); or

              (xvii) respecting any other matter material to Target or Target Subsidiary or their respective businesses.

          (b) Target has not, nor to Target's Knowledge, has any other party to a Target Contract, breached, violated or defaulted under, or received any notice that it has breached, violated or defaulted under (nor does there exist any condition under which, with the passage of time or the giving of notice or both, could reasonably be expected to cause such a breach, violation or default under), any Target Contract.

          (c) Each Target Contract is a valid, binding and enforceable obligation of Target or Target Subsidiary (as applicable) and, to Target's Knowledge, of the other party or parties thereto, in accordance with its terms, and is in full force and effect, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other Laws affecting the enforcement of creditors' rights generally or by general principles of equity.

          (d) Target has made available to Buyer a complete and accurate copy of each Target Contract (including all amendments and waivers).

     4.15 Labor and Employment Matters.

          (a) Neither Target nor Target Subsidiary is a party to any union contract or other collective bargaining agreement nor, to Target's Knowledge, are there any activities or proceedings of any labor union to organize any of Target's or Target Subsidiary's employees. Target and Target Subsidiary are each in material compliance with Laws and agreements respecting employment and employment practices, and the terms and conditions of employment of their respective employees.

          (b) Neither Target nor Target Subsidiary has ever experienced any labor strike, slowdown or stoppage, or had any labor strike, slowdown or stoppage threatened. No petition for certification has ever been filed before the National Labor Relations Board with respect to any employees of Target or Target Subsidiary. Except as disclosed in
Schedule 4.15 of the Target Disclosure Schedule, neither Target nor Target Subsidiary has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to Target's Knowledge, threatened, between Target or Target Subsidiary and any of their employees.

     4.16 Compliance with Law. Target and Target Subsidiary are, and since the date of their respective incorporations have been, in substantial compliance with all material Laws, including, without limitation, all laws related to e-mail marketing and solicitation and elections, lobbying, and political contributions, except for any violations which, individually or in the aggregate, would not reasonably be expected to have a Target Material Adverse Effect. Target and Target Subsidiary each hold all permits, licenses and franchises from all Governmental Entities required to conduct its businesses as they are now being conducted, except for those whose absence would not reasonably be expected to have a Target Material Adverse Effect.
Schedule 4.16 contains a list of all such permits, licenses and franchises, including all Environmental Permits. Target has made available all such items to Buyer.

     4.17 Intellectual Property Rights.

          (a) Target owns or has the right to use, sell or license all Target IP Rights. Except as set forth in Schedule 4.17(a), no royalties or other payments are payable by Target or Target Subsidiary to any Person with respect to any products formerly or presently sold or under development by, or services provided using Target IP Rights by, Target or Target Subsidiary.

          (b) The execution, delivery and performance of this Agreement and the completion of the transactions contemplated by this Agreement does not and will not: (i) breach any agreement or license governing any Target IP Rights, (ii) cause the modification of any agreement or license relating to any Target IP Rights, (iii) require the payment of any royalty or other payment with respect to any Target IP Rights, (iv) cause the forfeiture or termination of any Target IP Rights, (v) give rise to a right of forfeiture or termination of any Target IP Rights or
(vi) impair the right of Target, Target Subsidiary, Surviving Corporation or Buyer to use, sell or license any Target IP Rights.

          (c) The manufacture, marketing, license, sale and use of the products and technologies formerly or currently licensed or sold, or under development, by Target and Target Subsidiary do not and will not:
(i) violate any agreement or license between Target or Target Subsidiary and any Person or (ii) infringe any intellectual property rights of any other Person. There is no pending or, to Target's Knowledge, threatened, Action contesting the validity or ownership, or Target's or Target Subsidiary's right to use, sell, license or dispose of, any Target IP Rights, nor has Target or Target Subsidiary received any written notice asserting that any Target IP Rights or any use, sale, license or disposition thereof conflicts or will conflict with the rights of any other Person. To the Target's Knowledge, no other Person is infringing any Target IP Rights.

          (d) Schedule 4.17 of the Target Disclosure Schedule contains a list of all patents, copyrights, tradenames, trademarks and service marks, and applications for any of the foregoing, owned or possessed by Target or Target Subsidiary.

          (e) Target has provided to Buyer a true and complete copy of its standard form of employee confidentiality agreement. All employees of Target and Target Subsidiary have executed such an agreement. All consultants and other Persons with access to proprietary information of Target or Target Subsidiary have executed non-disclosure agreements that protect the Target IP Rights. Target has not entered into any agreement to indemnify any other Person, including but not limited to any employee or consultant of Target or Target Subsidiary, with respect to any infringement, misappropriation or misuse of any intellectual property. All current and former employees and consultants of Target and Target Subsidiary have signed written assignments to Target or Target Subsidiary, as appropriate, of any and all rights and claims in any intellectual property that any such employee or consultant has or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development, work of authorship or any other intellectual property that is used in the business of Target or Target Subsidiary.

     4.18 Taxes

          (a) All Tax Returns required to be filed before the date of this Agreement by or on behalf of Target or Target Subsidiary have been duly filed on a timely basis. All such Tax Returns are true, complete and correct in all material respects. Schedule 4.18 of the Target Disclosure Statement lists all jurisdictions in which Tax
Returns are required to be filed by or for Target or Target Subsidiary or have been required since the incorporation of Target or Target Subsidiary, and the types of Tax Returns required to be filed in each such jurisdiction. All Taxes shown to be payable on such Tax Returns and on any subsequent assessments, and all payments of estimated Taxes required to be made under Section 6655 of the Code or comparable provisions of state, local or foreign law have been timely paid in full. No Taxes are payable by Target or Target Subsidiary with respect to items or periods covered by such Tax Returns, whether or not shown on or reportable on such Tax Returns. There are no liens on any assets of

Target or Target Subsidiary with respect to Taxes, except for inchoate liens for Taxes not yet due and payable.

          (b) No Tax Return of Target or Target Subsidiary has ever been audited by a Government Entity, nor is any such audit pending or, to Target's Knowledge, threatened. No deficiencies in Taxes with respect to Target or Target Subsidiary have been asserted by any Government Entity, and neither Target nor Target Subsidiary has received any notice that it has not filed any Tax Return or not paid any Taxes required to be filed or paid. Neither Target nor Target Subsidiary is a party to any Action for the assessment or collection of Taxes. Neither Target nor Target Subsidiary has: (i) granted any presently operative waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax (ii) granted a power of attorney to any Person with respect to Taxes or (iii) availed itself of any Tax amnesty, Tax holiday, or similar relief in any jurisdiction.

          (c) Target and Target Subsidiary have withheld, collected and paid over to the appropriate Government Entity (or is properly holding for such payment) all Taxes required to have been withheld, collected or paid, and have complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with its operations, including with respect to sales and use Taxes and amounts paid or owing to any employee, independent contractor, consultant, creditor, foreign Person or other payee.

          (d) The amount of Target's and Target Subsidiary's liability for unpaid Taxes for all periods through the date of the Target Balance Sheet does not, in the aggregate, exceed the amount of the accruals for Taxes reflected on the Target Balance Sheet, and the Target Balance Sheet reflects proper accruals in accordance with GAAP of all liabilities for Taxes payable after the date of the Target Balance Sheet attributable to transactions and events occurring before that date. Neither Target nor Target Subsidiary have incurred any liability for Taxes since that date other than in the ordinary course of business.

          (e) Neither Target nor Target Subsidiary is, nor has it been, a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Target nor Target Subsidiary is a "consenting corporation" under Section 341(f) of the Code. Neither Target nor Target Subsidiary has entered into any agreements with respect to the performance of services which could reasonably be expected to result in a nondeductible expense (after taking into account any payments under or triggered by this Agreement) under Sections 280G, 404, or 162 of the Code or an excise tax under Code
Section 4999. Neither Target nor Target Subsidiary has agreed to, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method, and does not have an application pending with the Internal Revenue Service or any other Government Entity requesting permission for any change in accounting method. Neither Target nor Target Subsidiary will have income reportable for a period ending after the Effective Time but attributable to a transaction (including an installment sale), occurring during a period ending on or before the Effective Time. Target and Target Subsidiary have complied with the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder.

          (f) Neither Target nor Target Subsidiary has assumed any liability and does not have any obligation, actual or contingent, with respect to or for Taxes of another Person under any agreement or arrangement, including any arrangement for the leasing of real or personal property. Neither Target nor Target Subsidiary has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (or a group of corporations filing a consolidated, combined or unitary income Tax Return under comparable provisions of state, local or foreign tax law) other than a consolidated group of which Target is the common parent. Target has not been a party to a transaction intended to qualify under Section 355 of the Code (whether as distributing or distributed company) within the last five years. Neither Target nor Target Subsidiary has any net operating losses or other tax attributes currently subject to limitation under Sections 382, 383 or 384 of the Code.

     4.19 Employee Benefit Plans and ERISA

          (a) There are no "employee pension benefit plans" as defined in Section 3(2) of ERISA, "employee welfare benefit plans" (as defined in Section 3(l) of ERISA), stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, holiday or vacation plans, or any other employee benefit plans, programs, policies or arrangements which are currently maintained or sponsored by Target or Target Subsidiary for the benefit of any employees (or former employees) of Target or Target Subsidiary or to which Target or Target Subsidiary is obligated to make any payments or otherwise may have any liability (collectively "Employee Benefit Plans"). Target has made available to Buyer true, complete and correct copies of any Employee Benefit Plan (including any separate trust agreement) or, if no plan document exists, a written description of any Employee Benefit Plan, and with respect to any Employee Benefit Plan, the two most recent annual reports on Form 5500 filed with the Internal Revenue Service (if any such report was required), the most recent summary plan description, if required, and the most recent Internal Revenue Service determination letter, if any.

          (b) None of Target, Target Subsidiary nor any Person that is or has been a member of any group of Persons described in Section 414
(b), (c), (m) or (o) of the Code that includes Target or Target Subsidiary maintains or contributes to, or has ever maintained or contributed to, a pension plan subject to Title IV of ERISA or a multiemployer plan as defined in Section 3(37) of ERISA, and no Employee Benefit Plan provides benefits to former employees of Target other than as necessary to comply with Section 4980B of the Code or other Law. No Employee Benefit Plan has incurred an "accumulated funding deficiency" within the meaning of Section 302 of ERISA or
Section 412 of the Code.

          (c) No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves any assets of any Employee Benefit Plan and that is reasonably likely to subject Target, Target Subsidiary or any of their employees to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA.

          (d) Other than routine claims for benefits, there are no Actions pending or, to Target's Knowledge, threatened, against any Employee Benefit Plan, any fiduciary of any Employee Benefit Plan or against any assets of any Employee Benefit Plan. Any Employee Benefit

Plan has been operated and administered in all material respects in compliance with its terms and all Laws (including, but not limited to, ERISA and the Code). Target has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

          (e) Except as set forth in Schedule 4.19(e), the completion of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of Target or Target Subsidiary.

     4.20 Environmental Matters

          (a) For purposes of this Agreement: (i) "Contractor" means any Person with which Target or Target Subsidiary formerly or presently has or had any agreement or arrangement (whether oral or written) under which such Person has or had physical possession of, and was or is obligated to, develop, test, process, manufacture or produce, any product or substance on behalf of Target or Target Subsidiary; (ii) "Environment" means any land, structure, water or ambient air; (iii) "Environmental Law" means any Law intended, at least in part, to protect the health of humans, animals or plants; (iv) "Environmental Permit" means any permit, license, consent, approval, certificate, qualification or other authorization required by any Governmental Entity pursuant to any Environmental Law and (v) "Hazardous Material" means any pollutant, contaminant, or hazardous, toxic, medical, biohazardous, infectious or dangerous waste, substance, gas, constituent or material, defined or regulated as such in, or for purposes of, any Environmental Law, including, without limitation, asbestos, petroleum, oil, radioactive substance, polychlorinated biphenyl, toxin, chemical, virus, infectious disease or disease causing agent, and any other substance that can give rise to liability under any Environmental Law.

          (b) Target and Target Subsidiary possess all Environmental Permits required under applicable Environmental Laws to conduct their current businesses and to use and occupy the Real Property for their current businesses. All Environmental Permits are in full force and effect and Target and Target Subsidiary are, and at all times have been, in substantial compliance with all such Environmental Permits.
To Target's Knowledge, there are no facts or circumstances indicating that any Environmental Permit possessed by Target or Target Subsidiary would or might be revoked, suspended, canceled or not renewed, and all appropriate necessary action in connection with the renewal or extension of all Environmental Permits possessed by Target or Target Subsidiary relating to their current business and the Real Property has been taken. The execution and delivery of this Agreement, the completion by Target of the Merger and other transactions contemplated hereby, and the exercise by Buyer and Target of the full rights to own and operate the business of Target and to use and occupy the Real Property substantially as presently conducted will not affect the validity or require the transfer of any Environmental Permit held by Target or Target Subsidiary and will not require any notification, disclosure, registration, reporting, filing, investigation or remediation under any Environmental Law.

          (c) Target is in substantial compliance with and, within the period of all applicable statutes of limitation, have substantially complied with, all applicable Environmental Laws and have not received notice of any liability under any Environmental Law. To Target's

Knowledge, there is no: (i) Action pending or threatened to make good, repair, reinstate or clean up any Real Property or (ii) any act, omission, event or circumstance giving rise or likely to give rise in the future to any such Action against Target, Target Subsidiary or any Person, including, without limitation, any Contractor, in connection with which liability could reasonably be imputed or attributed by Law or contract to Target or Target Subsidiary.

          (d) There has not been any disposal, spill, discharge or release of any Hazardous Material generated, used, owned, stored or controlled by Target or Target Subsidiary on, at or under any property presently or formerly owned, leased or operated by Target, Target Subsidiary, or, to Target's Knowledge, any Contractor, and there are no Hazardous Materials located in, at, on or under, or in the vicinity of, any such facility or property, or at any other location, in either case that could reasonably be expected to require investigation, removal, remedial or corrective action by Target or Target Subsidiary and that would reasonably likely result in a Target Material Adverse Effect. No Hazardous Materials have been generated, used, treated, handled, released or stored on, or transported to or from, any Real Property or to Target's Knowledge, any property adjoining any Real Property. To Target's Knowledge, Target and Target Subsidiary have disposed of all wastes, including those wastes containing Hazardous Materials, in substantial compliance with all applicable Environmental Laws and Environmental Permits. Neither Target nor Target Subsidiary has transported or arranged for the transportation of any Hazardous Materials to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state or other list. To Target's Knowledge, there has not been any underground or above ground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area containing, Hazardous Materials located on any Real Property owned, leased or operated by Target, Target Subsidiary, or predecessors in interest during the period of such ownership, lease or operation, and no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on or under any such facility or property during the period of such ownership, lease or operation. Target and Target Subsidiary have taken all actions necessary under Environmental Laws to register any products or materials required to be registered by Target or any of its agents.

          (e) Target has made available to Buyer all records and files in its possession or under its control, including, but not limited to, all assessments, reports, studies, audits, analyses, tests and data in the possession of Target or Target Subsidiary, concerning the existence of Hazardous Materials at facilities or properties currently or formerly owned, operated, or leased by Target or Target Subsidiary or any predecessor in interest, or concerning compliance by Target or Target Subsidiary with, or liability under, any Environmental Law.

     4.21 Finders or Brokers. Other than Wells Fargo Securities, neither Target nor Target Subsidiary has employed any investment banker, broker, finder or intermediary in connection with the Merger or any other transaction contemplated by this Agreement who might be entitled to a fee or any commission for those efforts.

     4.22 Title to Property.   Neither Target nor Target Subsidiary
owns any real property. Target or Target Subsidiary has good and marketable title to all of the properties, interests in properties and assets reflected in the Target Balance Sheet, acquired after June 30, 2002 or otherwise used in its business, and has valid leasehold interests in all leased properties and assets, in each such case free and clear of all mortgages, liens, pledges, charges and encumbrances of every kind and character other than Permitted Liens. Schedule 4.22 of the Target Disclosure Statement identifies each parcel of real property leased by Target or Target Subsidiary.

     4.23 Accounts Receivable. All accounts receivable reflected on the Target Balance Sheet and all current accounts receivable shown on the ledger of Target or Target Subsidiary represent valid obligations arising from services actually performed or sales actually made by Target or Target Subsidiary in the ordinary course of its business. All of those accounts receivable are or will be collectible at the full recorded amount thereof, less any applicable reserves established in accordance with GAAP in the ordinary course of business consistent with past practice and reflected in the Target Balance Sheet or ledger. Target has provided to Buyer an accounts receivable aging report as of a recent date reasonably acceptable to Buyer (both prior to the date hereof and prior to the Closing Date).

     4.24 Customer and Supplier Relationships. To Target's Knowledge, except as set forth on Schedule 4.24 of the Target Disclosure Schedule, there are no facts or circumstances, including the completion of the transactions contemplated by this Agreement, that are reasonably likely to result in the loss of any material customer, research sponsor, grant or supplier of Target or Target Subsidiary or a material change in the relationship of Target or Target Subsidiary with any such customer, research sponsor, grant or supplier.

     4.25 Restrictions on Business Activities. None of Target, Target Subsidiary nor any of their respective assets is bound by any agreement, arrangement or order and, to Target's Knowledge, no such order is threatened, that has or could reasonably be expected to have the effect of prohibiting or materially impairing: (a) any business practice of Target or Target Subsidiary, (b) any acquisition or disposition of assets or property by Target or Target Subsidiary, (c) the provision of any service by Target or Target Subsidiary, (d) the hiring of any employees by Target or Target Subsidiary or (e) the conduct of any business by Target or Target Subsidiary.

     4.26 Condition and Sufficiency of Assets. The leaseholds, facilities, equipment and other tangible assets and property owned or used by Target and Target Subsidiary are structurally sound, are in good operating condition and repair (normal wear and tear excepted), and are adequate for the uses to which they are being put. No such facilities or other property and assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost. The facilities and other tangible assets and property owned or used by Target and Target Subsidiary are sufficient for the continued conduct of Target's or Target Subsidiary's business after the Closing in substantially the same manner as it was conducted before the Closing.

     4.27 Proxy Statement. The Proxy Statement to be sent to the Target Stockholders in connection with the Target Special Meeting (such proxy statement, as amended and supplemented is referred to herein as the "Proxy Statement"), at the date the Proxy Statement is first mailed to Target Stockholders, at the time of the Target Special Meeting and at the Effective Time shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Target or Target Subsidiary shall occur which is required to be described in the Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the Target Stockholders. The representation and warranty of Target made herein shall not apply to any information in the Proxy Statement supplied by Buyer, Merger Sub or Wells Fargo.

     4.28 Disclosure.  No representation or warranty set forth in this
Article IV, the Target Disclosure Statement or any certificate to be delivered at closing contains or will contain any material untrue or misleading statement of fact or omits or will omit any fact necessary to make the statements contained herein and therein not materially misleading. Target has no knowledge of any fact, event or circumstance not set forth in this Article IV or the Target Disclosure Statement that has or is likely to have a Target Material Adverse Effect.

                                ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
            ------------------------------------------------------

     Buyer and Merger Sub hereby make the following representations and warranties to Target.

     5.1 Organization, Etc. Each of Buyer, Merger Sub and the other Buyer Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it now is being conducted. None of Buyer or any Buyer Subsidiary is in violation of its certificate or articles of incorporation, bylaws or any other charter document.

     5.2 Authority Relative to This Agreement. Each of Buyer and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to complete the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the completion of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the boards of directors of Buyer and Merger Sub, and by Buyer in its capacity as Merger Sub's sole stockholder. No other corporate proceedings on the part of Buyer or Merger Sub are necessary to authorize this Agreement or to complete the Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub and, assuming due authorization, execution and delivery by Target and approval by the Target Stockholders in accordance with Delaware Law, constitutes a valid and binding agreement of Buyer and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     5.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any Government
Entity is necessary on the part of Buyer or Merger Sub to complete the Merger or the other transactions contemplated hereby, except for the filing of the Certificate of Merger. None of the execution and delivery of this Agreement, the completion of the Merger or the other transactions contemplated hereby, or compliance by Buyer or Merger Sub with any of the provisions of this Agreement does or will: (i) conflict with or result in any breach of any provision of the certificate or articles of incorporation or bylaws of Buyer or Merger Sub, (ii) violate any Law applicable to Buyer or Merger Sub or by which any of its properties or assets may be bound or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or Merger Sub is a party or by which either of them or any of their properties or assets may be bound.

     5.4 Cash Consideration. Buyer currently has available, and at the Effective Time will continue to have available, sufficient cash and cash equivalents to enable it to perform its obligations under this Agreement.

     5.5 Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Buyer, threatened which in any manner challenges, seeks to, or is reasonably likely to, prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated by this Agreement.

                               ARTICLE VI
                                COVENANTS
                                ---------

     6.1 Conduct of Business During Interim Period. Except as contemplated or required by this Agreement or as expressly agreed to in writing by Buyer, during the period from the date of this Agreement to the Effective Time, Target shall (and shall cause Target Subsidiary to): (i) conduct its operations according to its ordinary and usual course of business consistent with past practice, (ii) collect all accounts receivable in a manner consistent with past practices, (iii) pay all accounts payable in a manner consistent with past practice, (iv) use commercially reasonable efforts to preserve intact its business organization, keep available the services of its employees and maintain satisfactory relationships with its suppliers, distributors, customers and others having business relationships with it and (v) not take any action that would adversely affect its ability to complete the Merger or any of the other transactions contemplated by this Agreement.
Without limiting the generality of the foregoing and except as otherwise expressly contemplated, required or permitted by this Agreement or as set forth in Schedule 6.1, before the Effective Time Target shall not (and Target shall not cause or permit Target Subsidiary to), without the prior written consent of Buyer (which consent or denial of consent will not be unreasonably delayed) directly or indirectly, do any of the following:

         (a) enter into, violate, extend, amend or otherwise modify or waive any of the terms of any: (i) agreement relating to any Target IP Rights or (ii) any other agreement, commitment or contract, in each case, except in the ordinary course of business consistent with past practice;

         (b) authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement or agreement in principle with any other Person with respect to, any plan of liquidation or dissolution, any acquisition of securities or any material amount of assets, any issuance or disposition of any securities or any material amount of assets, any change in capitalization, or any partnership, association, joint venture, joint development, technology transfer, or other business alliance;

         (c) fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered, except in the ordinary course of business consistent with past practice and following written notice to Buyer;

         (d) maintain its books and records in a manner other than in the ordinary course of business consistent with past practice;

         (e) enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency;

         (f) institute any change in its accounting methods, principles or practices or revalue any of its respective assets, including, without limitation, writing down the value of any inventory or writing off any accounts receivables;

         (g) in respect of any Taxes, make or change any election, change any accounting method, enter into any closing agreement, settle any claim or assessment, or consent to any extension or waiver of the limitations period applicable to any claim or assessment except as required by Law; or

         (h) take or agree to take any of the actions described in
Section 4.10 or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform any of its covenants in this Agreement.

     6.2 No Solicitation.

         (a) Target shall not, and shall cause Target Subsidiary not to, and shall use its best efforts to cause its and Target Subsidiary's respective officers, directors, employees not to, and shall use commercially reasonable efforts to cause its investment bankers, attorneys or other agents retained by or acting on behalf of Target or Target Subsidiary not to: (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined in Section 6.2(c) hereof), (ii) engage in negotiations or discussions (other than to advise as to the existence of the restrictions set forth in this Section 6.2) with, or furnish any information or data to, any third party relating to an Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal or approve any Acquisition Proposal. Notwithstanding anything to the contrary contained in this Section 6.2 or in any other provision of this Agreement, Target and its officers, board of directors, investment bankers, attorneys and agents (i) may participate in discussions or negotiations with or furnish information to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") or approve an unsolicited Acquisition Proposal if the board is advised by its financial advisor that the Potential Acquiror submitting such Acquisition Proposal has the financial wherewithal to be reasonably capable of consummating such an Acquisition Proposal, and the board determines in good faith (A) after receiving advice from its financial advisor, that such Acquisition Proposal is a Superior Proposal (as defined in Section 6.2(d) hereof), and (B) after receiving advice of outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve an Acquisition Proposal would be inconsistent with the board's fiduciary duties under applicable law. Target agrees that any non-public information furnished to a Potential Acquiror will be pursuant to a confidentiality, standstill and nonsolicitation agreement containing provisions at least as favorable to Target as the confidentiality, standstill and nonsolicitation provisions of the Confidentiality Agreement. In the event that Target shall determine to provide any information as described above, or shall receive any Acquisition Proposal (or any material amendment to an Acquisition Proposal previously received), it shall promptly, and in any event within 24 hours, inform Buyer in writing as to that fact and shall furnish to Buyer the identity of the recipient of such information to be provided and/or the Potential Acquiror and the terms of such Acquisition Proposal (or material amendment).

         (b) Except as provided in this Section 6.2(b), the board of directors of Target shall recommend to the Target Stockholders approval of this Agreement and the Merger. The board of directors of Target shall not (i) withdraw or modify or propose to withdraw or modify, in any manner adverse to Buyer, its approval and recommendation of this Agreement and the Merger or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal unless, in each case, the board has (x) received a Superior Proposal, (y) determined in good faith pursuant to Section 6.2(a), that the failure to take such action would be inconsistent with the board's fiduciary duties under applicable law and (z) gives at least 72 hours prior written notice to Buyer of its determination under clause (y) of this Section 6.2(b).

         (c) For purposes of this Agreement, "Acquisition Proposal"

             (i) shall mean any bona fide proposal, whether in writing or otherwise, made by a third party to:

                 (x) acquire beneficial ownership (as defined under Rule 13d-3 of the Exchange Act) of all or a material portion of the business of, or any material equity interest in, Target or Target Subsidiary pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving Target or Target Subsidiary; or

                 (y) acquire, lease, exchange, transfer, license or dispose of (other than in the ordinary course of business), a material portion of the Target IP Rights.

Each of (x) or (y) above shall include any single or multi-step transaction or series of related transactions which is structured to permit any transaction described therein.

        (d) The term "Superior Proposal" means a bona fide Acquisition Proposal for all of the Target Common Stock (or all or substantially all of the assets of the Target), made in writing and not initiated, solicited or encouraged in violation of Section 6.2(a) of this Agreement, on terms which the board of directors of Target determines in good faith to be more favorable to Target and the Target Stockholders than the Merger (based on the advice of Target's financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Merger), for which financing, to the extent required, is then committed.

        (e) Target shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement relating to an Acquisition Proposal to which it or Target Subsidiary is a party.

     6.3 Special Meeting; Board Recommendation.

         (a) In order to obtain stockholder approval of this Agreement, Target, acting through its board of directors, shall duly call, give notice of, convene and hold a special meeting of the Target Stockholders for the purpose of considering and voting on the approval of this Agreement (the "Target Special Meeting"). The Target Special Meeting shall be held as soon as practicable after the execution of this Agreement.

         (b) As promptly as practicable after the execution of this Agreement, Target and Buyer shall jointly prepare and Target shall file with the SEC a preliminary form of the Proxy Statement. As promptly as practicable following receipt of SEC comments on such preliminary Proxy Statement, Target and Buyer shall jointly prepare a response to such comments. Upon resolution of all comments or expiration of any waiting period, Target shall mail the definitive Proxy Statement to Target Stockholders as of the record date for the Target Special Meeting. Target shall use all commercially reasonable efforts to have the preliminary Proxy Statement cleared by the SEC as promptly as practicable. Buyer and Target shall promptly furnish to each other all information, and take such other actions (including, without limitation, using all commercially reasonable efforts to provide any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 6.3(b).

         (c) Subject to Section 6.2(b), the Proxy Statement shall contain the recommendation of the board of directors of Target in favor of the approval and adoption of this Agreement.

     6.4 Access to Information.  Except as set forth below in this
Section 6.4, from the date of this Agreement until the Effective Time, Target shall afford to Buyer and its authorized representatives (including counsel and accountants) full access during normal business hours and upon reasonable notice to all of its (and Target Subsidiary's) facilities, personnel and operations and to all of its books and records, shall permit Buyer and its authorized representatives to conduct inspections as they may reasonably request and shall instruct its (and Target Subsidiary's) employees to furnish to Buyer and its authorized representatives such financial and operating data and other information with respect to its business and assets as Buyer may from time to time request. All such information shall be considered "Confidential Information" within the meaning of the Confidentiality Agreement and, accordingly, shall be governed by the Confidentiality Agreement unless and until the Merger is completed.

     6.5 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, the Parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or appropriate under this Agreement and Law to complete and make effective the transactions contemplated by this Agreement, including, without limitation, obtaining all necessary third party consents, approvals and waivers.

     6.6 Public Announcements. Before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated hereby, Buyer, Merger Sub and Target agree to consult with each other as to its form and substance, and agree not to issue any such press release or general communication to employees or make any public statement prior to obtaining the consent of the other (which shall not be unreasonably withheld or delayed), except as may be required by applicable Law or by the rules and regulations or listing agreement with the Nasdaq or Nasdaq SCM or as may otherwise be required by the Nasdaq, Nasdaq SCM or the SEC.

     6.7 Notification of Certain Matters. Each of Target and Buyer shall promptly notify the other party of the occurrence or non-occurrence of any event the respective occurrence or non-occurrence of which would be likely to cause any condition to the obligations of the notifying party to effect the Merger not to be fulfilled. Each of Target and Buyer shall also give prompt notice to the other of any communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated hereby.

     6.8 Indemnification and D&O Insurance. The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of Target, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors and officers of Target, unless such modification is required by law. Prior to the Effective Time, Target shall take all necessary steps (other than payment) to acquire a directors' and officers' liability insurance policy for the benefit of Target's directors and officers with respect to claims arising from facts or events that occurred prior to the Effective Time, in each case, which policy shall have a term of at least one year following the Effective Time, with maximum liability coverage of not less than $1,000,000, a deductible of not more than $100,000 and other terms that are no less favorable than those under Target's existing directors' and officers' liability insurance policy. Such policy will be paid for by Target after the Effective Time.

     6.9 Expenses. Buyer and Merger Sub, on one hand, and Target, on other hand, shall bear their respective expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including, without limitation, in connection with the negotiation and preparation of this Agreement and the completion of the Merger.

     6.10 Voting Agreements. Concurrent with the execution hereof, Target shall deliver to Buyer Voting Agreements executed by Tail Wind and each executive officer and director of Target as of the date hereof, each substantially in the forms of Exhibit A attached hereto.

     6.11 SEC Filings. Target will deliver promptly to Buyer true and complete copies of each report, registration statement or statement mailed by it to its securityholders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports, including the consolidated financial statements included therein, and statements (excluding any information therein provided by Buyer or Merger Sub, as to which Target makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in such reports, (x) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (y) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) shall fairly present the consolidated financial position of Target and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year-end adjustments.

     6.12 Stockholder Litigation. Target and Buyer agree that in connection with any third party or derivative litigation which may be brought against the Target or its directors relating to the transactions contemplated hereby, Target will keep Buyer, and any counsel which Buyer may retain, informed of the course of such litigation, to the extent Buyer is not otherwise a party thereto, and Target agrees that it will consult with Buyer prior to entering into settlement or compromise of any such stockholder litigation; provided that no such settlement or compromise will be entered into without Buyer's prior written consent (which consent or denial of consent shall not be unreasonably delayed).

     6.13 Closing Balance Sheet. Not more than three days and not less than one day prior to the Closing Date, Target will deliver to Buyer a balance sheet of Target (as a stand-alone company) which shall include line items for Working Capital and Total Assets, prepared in accordance with GAAP (except for the modifications thereto specified in the definition of Working Capital), as of a date not more than three days and not less than one day prior to the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet will be certified as (a) prepared in accordance with GAAP (except for the modifications thereto specified in the definition of Working Capital) and (b) complete and accurate in all material respects by the Senior Vice President, Finance and Chief Executive Officer of Target. On the Closing Date, Target will provide a schedule, certified as complete and accurate in all material respects by the Senior Vice President, Finance and Chief Executive Officer of Target, of all transactions which would reasonably be expected to have an impact on Working Capital or Total Assets from the date of the Closing Balance Sheet until the Effective Time. Target shall provide Buyer with access to the books and records of the Target related to the Closing Balance Sheet at any time requested by Buyer.

     6.14 Resignations. Prior to the Effective Time, Target shall deliver to Buyer at no cost the resignations of all of the directors and officers of Target and Target Subsidiary, effective as of the Effective Time.

     6.15 Option Exercise. Promptly after the date hereof, Target will prepare and mail to all holders of Target Options a conditional exercise notice, in form reasonably satisfactory to Buyer, together with a Proxy Statement which will (1) notify the optionholders of the acceleration of their options and (2) permit the optionholders to exercise their options conditioned upon the Closing of the Merger. Target Options which have not been exercised (or conditionally exercised) prior to the Effective Time will be terminated in accordance with the Target Stock Plans.

     6.16 Tax Matters.

          (a) Refunds. Any Tax refunds of Target that are received by Buyer or Target and any amounts credited against Tax of Target to which Buyer or Target become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Buyer, and Buyer shall not pay to Target Stockholders any amount attributable to such refund or credit amount.

          (b) FIRPTA Certificate. At the Closing, Target shall deliver to Buyer a statement in accordance with Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h) certifying that Target is not, and has not been, a "United States real property holding corporation" for purposes of Sections 897 and 1445 of the Code. In addition, Target shall have delivered to Buyer on the Closing Date a copy of the notification to the IRS, prepared in accordance with Treasury Regulations Section 1.897-2(h)
(2), of delivery of the statement referred to in the preceding sentence, signed by a responsible corporate officer of Target. Target acknowledges that Buyer may cause Target to file such notification with the IRS on or after the Closing Date.

          (c) Carrybacks. The parties agree and acknowledge that any net operating losses or similar Tax attribute of Target is an asset of Target that (subject to any applicable limitations imposed by law) is being acquired by Buyer pursuant to the Merger, and that prior to the Effective Time Target shall not elect to carryback any such Tax attributes to prior years of Target or otherwise act so as to limit the ability of Buyer to use such attributes subsequent to the Merger (subject to any applicable limitations imposed by Law).

     6.17 Employee Benefit Plans. As soon as administratively practicable after the Closing Date, Buyer shall provide that employees of Target who become employees of Buyer or one of its Subsidiaries shall be entitled to participate in the Employee Benefit Plans of Buyer. To the extent permitted under the Buyer's Employee Benefit Plans, Buyer shall cause Buyer's Employee Benefit Plans to take into account for purposes of eligibility and vesting thereunder the service of such employees with Target to the same extent such service was credited for such purposes by Target under comparable benefit plans.

     6.18 Treatment of Target 401(k) Plan. Effective no later than the day immediately preceding the Closing Date, Target shall terminate any and all Employee Benefit Plans intended to include a cash or deferred arrangement that is intended to qualify under Code Section 401(a) (the "401(k) Plans"). Target shall provide Buyer with evidence that such 401(k) Plans have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of Target's board of directors. The form and substance of such resolutions shall be subject to the reasonable review and approval of Buyer, such approval not to be unreasonably withheld. Target also shall take such other actions in furtherance of terminating such 401(k) Plans as Buyer may reasonably require.

     6.19 Delisting. Buyer, Merger Sub and Target agree to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Target Common Stock from the Nasdaq SCM and to terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

     6.20 Non-Employee Solicitation. In the event this Agreement is terminated pursuant to Article VIII, for a period from the date of such termination until one (1) year from the date of such termination, Buyer shall not without Target's prior written consent, directly solicit the employment of any officer or senior manager of Target who first became known to Buyer during its evaluation of a possible transaction with Target; provided, however that this Section 6.21 shall not prohibit or prevent Buyer from general advertising or other broad non-targeted forms of solicitation or from hiring any officer or senior manager employed by Target who initiates contact with Buyer in the absence of targeted solicitation.

     6.21 Collection of the Receivables. From and after the Effective Time, the Surviving Corporation shall use commercially reasonable efforts to collect accounts receivable of Target reflected on the Closing Balance Sheet prior to the Reconciliation Date and neither Buyer nor the Surviving Corporation shall take any actions that are reasonably likely to result in such accounts receivable not being collected prior to the Reconciliation Date. Provided that he is employed by the Surviving Corporation, George Grant shall oversee the accounts receivable collection process on behalf of the Surviving Corporation.

     6.22 Warrants. Target shall cause all of the outstanding warrants, options or other instruments which entitle any person to acquire any securities of the Target to be terminated prior to the Effective Time.

                              ARTICLE VII
                 CONDITIONS TO THE OBLIGATIONS TO CLOSE
                 --------------------------------------

     7.1 Conditions to the Obligation of Target. The obligation of Target to complete the Merger is subject to the fulfillment of each of the following conditions, any one or more of which may be waived in writing by Target:

         (a) The representations and warranties of Buyer and Merger Sub contained in this Agreement (without regard to any materiality exceptions or provisions set forth therein) shall be true and correct in all material respects as of the Effective Time with the same force and effect as if made at the Effective Time, except: (i) for any changes specifically permitted by this Agreement and (ii) that the accuracy of any representations and warranties which by their terms speak as of the date of this Agreement or some other date shall be determined as of that date.

         (b) Buyer and Merger Sub shall have performed, in all material respects, all the covenants required by this Agreement to be performed by them on or before the Closing.

         (c) The approval of the adoption of this Agreement by a majority of the outstanding shares of Target Common Stock and the shares of Target Common Stock issuable upon conversion of Target Preferred Stock, voting together as a single class, shall have been obtained at the Target Special Meeting or any adjournment or postponement thereof.

         (d) Buyer and Merger Sub shall have furnished an officer certificate certifying to compliance with the conditions set forth in Sections 7.1(a) and (b).

         (e) No Law shall be pending, enacted, entered, promulgated, enforced or threatened by any Governmental Entity which prohibits or would prohibit the completion of the Merger or otherwise makes or would make it illegal, nor will any Governmental Entity have instituted or threatened to institute any Action seeking to enjoin, restrain or prohibit completion of the Merger.

     7.2 Conditions to the Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to complete the Merger are subject to the fulfillment of each of the following conditions, any one or more of which may be waived by Buyer:

         (a) The representations and warranties of Target contained in this Agreement (without regard to any materiality exceptions or provisions set forth therein and as qualified by the Target Disclosure Statement) shall be true and correct in all material respects as of the Effective Time with the same force and effect as if made at the Effective Time, except: (i) for changes specifically permitted by this Agreement, and (ii) that the accuracy of the representations and warranties which, by their terms, speak as of the date of this Agreement or some other date shall be determined as of that date.

         (b) Target shall have performed, in all material respects, all the covenants required by this Agreement to be performed by it on or before the Closing.

         (c) The approval of the adoption of this Agreement by a majority of the outstanding shares of Target Common Stock and the shares of Target Common Stock issuable upon conversion of Target Preferred Stock, voting together as a single class, shall have been obtained at the Target Special Meeting or any adjournment or postponement thereof.

         (d) No Target Material Adverse Effect shall have occurred since the date of this Agreement.

         (e) Target shall have furnished a certificate, signed by the Chief Executive Officer, certifying compliance with the conditions set forth in Sections 7.2(a), (b) and (c) of this Agreement.

         (f) All consents, approvals, notifications, disclosures, filings and registrations listed or required to be listed in Schedule
4.3 of the Target Disclosure Statement shall have been obtained or made.

         (g) No Law shall be pending, enacted, entered, promulgated, enforced or threatened by any Governmental Entity which prohibits or would prohibit the completion of the Merger or otherwise makes or would make it illegal, nor shall any Governmental Entity have instituted or threatened to institute any Action seeking to enjoin, restrain or prohibit completion of the Merger. No Action shall be pending or threatened relating in any way to this Agreement or the transactions contemplated herein or seeking to prohibit or limit, in any respect, Buyer's ability to vote or otherwise exercise any rights with respect to any of the shares of Target Common Stock or which could materially and adversely affect the business or prospects of Target or the right of Buyer, Target or any other Buyer Subsidiary to own the assets or operate the business of Target, or realize the benefits of this Agreement.

         (h) Buyer shall have received a written opinion from Orrick Herrington & Sutcliffe LLP, counsel to Target dated the Closing Date, containing the conclusions set forth on Exhibit D attached hereto.

         (i) Each of the Key Employees shall remain continuously employed by Target on substantially the same terms and with substantially the same responsibilities as on the date hereof and the Target shall have no knowledge that any of the Key Employees has any intention to terminate their employment with the Surviving Corporation.

         (j) Immediately prior to the Effective Time, Target will have
(i) Working Capital of not less than $850,000, (ii) Total Assets of not less than $3.5 Million, and (iii) cash of not less than $600,000 (except that in the event that Target has not purchased servers satisfactory to Buyer for cash prior to the Effective Time, $850,000).

         (k) Not more than 5% of the issued and outstanding shares of Target Common Stock shall be Dissenting Shares.

         (l) Gregory Slayton will enter into an agreement with the Surviving Corporation amending or terminating his existing commission arrangement with the Target on terms satisfactory to Buyer.

         (m) There shall have been no indication that Tail Wind will not accept the Preferred Settlement Closing Payment in full satisfaction of all rights, claims and obligations of the Target, Surviving Corporation of Buyer to Tail Wind (other than Tail Wind's rights contemplated under the Preferred Settlement Agreement and the attachments thereto), and Tail Wind shall have taken no action to exercise any right in may have as a holder of Target Preferred Stock or under any contract or arrangement with Target, other than as permitted in the Preferred Settlement Agreement.

                               ARTICLE VIII
                               TERMINATION
                               -----------

     8.1 Termination. This Agreement may be terminated and the Merger may be abandoned any time prior to the Effective Time, whether before or after approval by the Target Stockholders:

         (a) by mutual written consent of the parties duly authorized by the boards of directors of Target and Merger Sub;

         (b) by either Buyer or Target if the Merger shall not have been consummated on or before December 31, 2002 (the "Outside Date"), which date may be extended by mutual consent of the parties hereto; provided, however, that the party seeking to terminate this Agreement pursuant to this clause 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date;

         (c) by either Buyer or Target if (i) any law shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) a court of competent jurisdiction or other Government Entity shall have issued an order, decree, ruling or injunction, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger substantially on the terms contemplated hereby, and such order, decree, ruling, injunction or other action shall have become final; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used its reasonable commercial efforts to remove such order, decree, ruling or injunction; or

         (d) by either Buyer or Target if approval of the adoption of this Agreement by a majority of the outstanding shares of Target Common Stock and the shares of Target Common Stock issuable upon conversion of Target Preferred Stock, voting together as a single class, at the Target Special Meeting or any adjournment or postponement thereof is not obtained at the Target Special Meeting (a "Target Negative Vote").

     8.2 Termination by Buyer. This Agreement may be terminated and the Merger may be abandoned any time prior to the Effective Time, whether before or after approval by the Target Stockholders, by Buyer, if:

         (a) Target shall have failed to comply in any material respect with any of the covenants or agreements contained in any Section of this Agreement to be complied with or performed by Target at or prior to such date of termination; provided, however, that if such failure or failures are capable of being cured prior to the Effective Time, such failure or failures shall not have been cured within thirty (30) days of delivery to Target of written notice of such failure or failures;

         (b) there exists a breach or breaches of any representation or warranty of Target contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breach or breaches shall not have been cured within thirty (30) days of delivery to Target of written notice of such breach or breaches; or

         (c) (i) the board of directors of Target fails to recommend the approval of this Agreement to the Target Stockholders, or withdraws, amends or modifies in a manner adverse to Buyer its recommendation to the Target Stockholders for approval of this Agreement, (ii) a tender offer (to which Rule 14e-2(a) applies) for any of the outstanding shares of capital stock of Target is commenced prior to the Target Special Meeting, and within the time required by Rule 14e-2(a) under the Exchange Act the board of directors of Target fails to recommend against acceptance of such tender offer, or takes no position with respect to such tender offer, or states its inability to take a position with respect to such tender offer, (iii) Target or its board of directors takes any position (including making no recommendation or stating an inability to make a recommendation) with respect to any Acquisition Proposal other than a recommendation to reject such Acquisition Proposal, (iv) the board of directors of Target resolves (which resolution shall not modify, limit or impair Target's obligations under this Agreement) to accept, accepts or recommends to the Target Stockholders a Superior Proposal, or (v) the board of directors of Target resolves to take any of the foregoing actions.

     8.3 Termination by Target. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after approval by the Target Stockholders, by action of the board of directors of Target, if:

         (a) Buyer or Merger Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in any Section of this Agreement to be complied with or performed by Buyer or Merger Sub at or prior to such date of termination; provided, however, that if such failure or failures are capable of being cured prior to the Effective Time, such failure or failures shall not have been cured within thirty (30) days of delivery to Buyer of written notice of such failure or failures; or

         (b) there exists a breach or breaches of any representation or warranty of Buyer or Merger Sub contained in this Agreement such that the Closing condition set forth in Section 7.1(a) would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breach or breaches shall not be cured within thirty (30) days of delivery to Buyer of written notice of such breach or breaches.

         (c) In accordance with Section 6.2(b), the board of directors of Target accepts or recommends to the Target Stockholders a Superior Proposal or resolves to do so, provided that Target has given written notice of such Superior Proposal as required under Section 6.2(b) and Buyer has not made a proposal which is reasonably equivalent from the perspective of the Target Stockholders within seventy-two (72) hours of such written notice.

     8.4 Procedure for Termination. In order to terminate this Agreement pursuant to this Article VIII, a Party shall provide written notice thereof to the other Parties.

     8.5 Effect of Termination.

         (a) In the event of termination of this Agreement pursuant to this Article VIII, no Party (or any of its directors or officers) shall have any liability or further obligation under this Agreement to any other Party, except as provided in this Section 8.5 and except that nothing herein shall relieve any Party from liability for breach of this Agreement.

         (b) If this Agreement is terminated by Buyer (i) pursuant to
Section 8.2(c), or (ii) pursuant to Section 8.2(a) as a result of a breach by Target of a covenant contained in Section 6.2 or by Target pursuant to Section 8.3(c), then within two business days of delivery by Buyer of the Buyer Expense Notice (as defined below) Target shall pay Buyer a termination fee equal to $400,000 plus all of the expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby (collectively, the "Buyer Transaction Expenses") as set forth in a written notice to the Target (the "Buyer Expense Notice").

If this Agreement is terminated by Buyer pursuant to Section 8.2(a) as a result of a failure to satisfy the closing condition set forth in
Section 7.2(j), and the failure is in an amount of $150,000 or more, then within two business days of delivery by Buyer of the Buyer Expense Notice Target shall pay Buyer the Buyer Transaction Expenses as set forth in a written notice to the Target. If this Agreement is terminated by Buyer or Target pursuant to Section 8.1(d) as a result of a Target Negative Vote, then within two business days of delivery by Buyer of the Buyer Expense Notice Target shall pay Buyer its Buyer Transaction Expenses as set forth in a Buyer Expense Notice which shall not exceed $500,000; provided that if, within 6 months of the date of termination of this Agreement pursuant to Section 8.1(d) as a result of a Target Negative Vote, any Person acquires a majority of the voting stock of the Target, then Target shall pay to Buyer a termination fee equal to $400,000 less any termination fee previously paid upon closing of such transaction.

         (c) Any fee payable under this Section 8.5 will be payable by wire transfer of immediately available funds to an account specified by the receiving party.

                                 ARTICLE IX
                               MISCELLANEOUS
                               -------------

     9.1 Nonsurvival of Covenants, Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

     9.2 Amendment and Modification. This Agreement may only be amended by a written agreement signed by all the Parties whether before or after approval by the Target Stockholders, by mutual written consent of the parties duly authorized by the boards of directors of Target and Merger Sub.

     9.3 Further Assurances. Each Party shall execute and cause to be delivered to each other Party such instruments and other documents, and shall take such other actions, as any such other Party may reasonably request (whether before, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     9.4 Confidentiality. The Parties acknowledge that Buyer and Target have entered into the Confidentiality Agreement, and that that agreement will survive the termination of this Agreement and the completion of the Merger.

     9.5 Waiver.

         (a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver or such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

         (b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     9.6 Notices. All notices and other communications given under this Agreement and the agreements, the forms of which are exhibits to this Agreement, shall be in writing and be delivered personally by overnight courier or similar means or sent by facsimile with confirmation of transmission, to the Parties at the addresses specified below or to such other address for a Party as shall be specified by like notice. Any such notice shall be effective upon receipt if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices shall be delivered as follows:

     if to Target:                    2197 East Bayshore Road
                                      Suite 100
                                      Palo Alto, CA 94303
                                      Phone: (650) 473-3600
                                      Attn: Chief Executive Officer
                                      Fax: (650) 325-0873

     with a copy (not constituting    Orrick, Herrington & Sutcliffe LLP
notice) to:	                          400 Capitol Mall, Suite 3000
                                      Sacramento, California  95814
                                      Attention:  Iain Mickle
                                      Facsimile:  (916) 329-4900

     if to Buyer or Merger Sub, to:	  5711 South 86th Circle
                                      P.O. Box 27347
                                      Omaha, NE 68127
                                      Attn: Chief Executive Officer
                                      Fax: (402) 331-1505

     with a copy (not constituting    Heller Ehrman White & McAuliffe LLP
notice) to:	                          333 Bush Street
                                      San Francisco, California  94104
                                      Attention:  Timothy G. Hoxie
                                      Facsimile:  (415) 772-6268

     9.7 Assignment; Third Party Beneficiaries. Neither this Agreement nor any right, interest or obligation set forth in this Agreement may be assigned or delegated by any Party without the prior written consent of the other Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than the Parties.

     9.8 Governing Law. This Agreement will be governed by the Laws of the State of Delaware without reference to its principles of conflicts of laws.

     9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     9.10 Severability. If any one or more of the provisions in this Agreement is finally determined to be invalid, illegal or unenforceable in any respect, it shall be adjusted rather than voided, if possible, to effect the original intent of the Parties as reflected in this Agreement, as closely as possible. In any event, the validity, legality and enforceability of the remaining provisions of this Agreement shall be unaffected.

     9.11 Entire Agreement. This Agreement (including the agreements, the forms of which are exhibits to this Agreement) and the Confidentiality Agreement embody the entire agreement and understanding of the Parties with respect to their subject matter. There are no representations, warranties or covenants other than those expressly set forth or referred to herein and therein.

     9.12 Rules of Construction. Each Party has been represented by counsel in the preparation and negotiation of this Agreement, and therefore waives any rule of construction that would construe ambiguities against a Party drafting this Agreement or any portion of this Agreement.

     9.13 Jurisdiction and Service of Process. Any Action seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the Parties (and shall only be brought) in the courts of the State of California, County of San Francisco, or, if it or he has or can acquire jurisdiction there, in the United States District Court for the Northern District of California, and each Party consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such Action and waives any objection to venue laid therein. Process in any Action referred to in the preceding sentence may be served on any Party anywhere in the world.

     9.14 WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING
RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS
AGREEMENT.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date that appears in the first paragraph of this Agreement.


                                INFOUSA INC.



                                By  /s/  Vinod Gupta
                                ------------------------------------
                                    Vinod Gupta, CEO


                                KAPALUA ACQUISITION CORP.



                                By  /s/  Vinod Gupta
                                ------------------------------------
                                    Vinod Gupta, President


                                CLICKACTION INC.



                                By  /s/  George Grant
                                ------------------------------------
                                    George Grant, CEO

EXHIBIT LIST

A-1	Form of Officer and Director Voting Agreement
A-2	Form of Tail Wind Voting Agreement
B	Form of Settlement Agreement
C	Form of Escrow Agreement
D	Orrick Opinion

                                                      EXHIBIT 2.2

                              EXHIBIT A-1

              FORM OF OFFICER AND DIRECTOR VOTING AGREEMENT

     THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of October 8, 2002 by and among the undersigned stockholder of the Company ("Stockholder"), infoUSA Inc., a Delaware corporation
("infoUSA"), and ClickAction Inc., a Delaware corporation (the
"Company").

                               RECITALS

     A. Stockholder is the registered and/or beneficial owner of such number of shares of the Company's common stock (the "Common Stock") and options to purchase shares of the Common Stock as is indicated on Exhibit A to this Agreement.

     B. Kapalua Acquisition Sub Corp., a wholly-owned subsidiary of infoUSA (the "Merger Sub"), and the Company are entering into the Agreement and Plan of Merger ("Merger Agreement"), dated as of the date hereof, pursuant to which the Merger Sub will merge with and into the Company upon the terms and conditions set forth in the Merger Agreement (the "Merger"). Capitalized terms not defined in this Agreement have the meanings ascribed to them in the Merger Agreement.

     C. The execution of this Agreement by Stockholder is a condition to infoUSA's obligation to execute the Merger Agreement.

     D. The parties wish to provide for the voting arrangements set forth in this Agreement.

In consideration of the mutual covenants and agreements set forth herein, the Company's and infoUSA's willingness to enter into the Merger Agreement, and such other valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Voting Agreement. Subject to Section 3 below, Stockholder hereby irrevocably agrees to vote (or cause to be voted) all of its shares of capital stock of the Company as is indicated on Exhibit A and all other shares of capital stock of the Company now owned or hereafter acquired, or which Stockholder may be empowered to vote (the "Shares"), from time to time and at all times, whether at an annual or special meeting of the Company's stockholders, or upon an action by written consent, (a) in favor of the approval and adoption of the Merger Agreement and the consummation of the transactions contemplated therein, including the Merger, (b) against any action or agreement that would result in a breach in any material respect of the Company and infoUSA under the Merger Agreement, and (c) except as otherwise agreed to in writing in advance by the Company (other than the Merger and the other transactions contemplated by the Merger Agreement), against: (i) any Acquisition Proposal, (ii) any change in the board of directors of the Company other than in connection with the Merger, (iii) any amendment of the Company's certificate of incorporation other than in connection with the Merger, or (iv) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially and adversely affect the contemplated benefits to the Company of the Merger and the other transactions contemplated by the Merger Agreement. Stockholder shall not enter into any agreement or understanding, whether oral or written, with any person or entity prior to the termination of this Agreement to vote thereafter in a manner inconsistent with this Section 1.

     2. Irrevocable Proxy. Contemporaneously with the execution of this Agreement, Stockholder has executed and delivered to infoUSA a duly executed proxy in the form attached hereto as Exhibit B (the "Proxy") with respect to each meeting of stockholders of Company, such Proxy to cover the total number of Shares for which Stockholder is entitled to vote at any such meeting. Upon the execution of this Agreement by Stockholder, Stockholder hereby revokes any and all prior proxies given by Stockholder with respect to the Shares and agrees not to grant any subsequent proxies with respect to the Shares until on or after the Expiration Date (as defined below). infoUSA shall (i) vote for each proposal or give its consent, as applicable, with respect to any matter described in Section 1(a) and (ii) vote against or withhold its consent, as applicable, with respect to (A) any matter described in Section 1(b) and (B) unless agreed to in writing in advance by the Company and infoUSA, any matter described in Section 1(c).

     3. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until the earlier to occur of (i) the Effective Time of the Merger or (ii) termination of the Merger Agreement in accordance with its terms (the "Expiration Date").

     4. Solicitation. Prior to the Expiration Date, Stockholder shall not, directly or indirectly: (i) solicit, initiate or encourage (including by way of furnishing nonpublic information) inquiries or proposals concerning any Acquisition Proposal or have discussions or negotiations with any third party (other than infoUSA or Merger Sub) regarding any Acquisition Proposal (other than the Merger); or (ii) induce or encourage any other stockholder of the Company to vote against, or fail to vote in favor of, the Merger Agreement and the Merger. Stockholder shall notify infoUSA of any written inquiries or proposals it receives relating to any Acquisition Proposal.

     5. Specific Enforcement. The parties acknowledge and agree that the parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed by the parties in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that infoUSA and the Company shall be entitled to an injunction to prevent breaches of this Agreement and to specifically enforce this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which the parties may be entitled at law or in equity. Each party consents to personal jurisdiction in any such action brought in the United States District Court for the Northern District of California or in any court of the State of California having subject matter jurisdiction.

     6. Agreement to Retain Shares. Stockholder agrees not to transfer (except as may be specifically required by court order or by operation of law), sell, exchange, pledge or otherwise dispose of or encumber the Shares, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date, unless each person or entity to which any of such Shares are or may be transferred shall have: (a) executed a counterpart of this Agreement and a Proxy (with such modifications as infoUSA may reasonably request); and (b) agreed in writing to hold such Shares subject to all of the terms and provisions of this Agreement.

     7. Legend Requirement. All certificates evidencing the Shares shall, during the term of this Agreement, bear such restrictive legends as infoUSA and its counsel deem necessary or advisable under applicable law or pursuant to this Agreement, and the Company agrees to so legend such Shares. Such legend may include, without limitation, the following:

          "THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN VOTING RESTRICTIONS PURSUANT TO A VOTING AGREEMENT RELATING TO SUCH SECURITIES, AND MAY NOT BE SOLD OR OTHERWISE
          TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF SUCH
          AGREEMENT."

     8. Representations and Warranties.

        8.1 Ownership of Shares. Stockholder represents and warrants that (a) it has good title to and is the sole record owner of the Shares and it does not own beneficially or of record any other capital stock of the Company, (b) the Shares are validly issued, fully paid and nonassessable and (c) except for the encumbrances and restrictions arising hereunder, it has no knowledge of the Shares that are owned by Stockholder being subject to any pledges, liens, security interests, adverse claims, assessments, proxies, participations, options, equities, charges or encumbrances of any nature whatsoever with respect to the ownership of or right to vote or dispose of such Shares, except for applicable securities laws and the transactions documents under which they were issued.

        8.2 Authority; Due Execution; Enforceability. Stockholder hereby represents and warrants that he has the full right, power, capacity and authority to enter into this Agreement and Stockholder has sole voting power and sole power of disposition with respect to the Shares with no restrictions on Stockholder's voting rights or rights of disposition pertaining thereto. Each party hereto represents and warrants that this Agreement has been duly and validly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except as enforcement thereof may be limited against such party by (a) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (b) the exercise by courts of equity powers (the "Enforceability Exceptions"). The Proxy, when duly executed and delivered by Stockholder, will constitute the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement thereof may be limited against Stockholder by the Enforceability Exceptions. If Stockholder is married and the Shares constitute community property, this Agreement has been duly executed and delivered by, and constitutes the legal, valid and binding obligation of, Stockholder's spouse, enforceable against Stockholder's spouse in accordance with its terms, subject to laws of general application relating to bankruptcy, fraudulent conveyance, insolvency and the relief of debtors, and rules of law governing specific performance, injunctive relief and other equitable remedies.

        8.3 No Conflicts or Consents. Each party hereto represents and warrants that the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, with or without giving of notice or the passage of time, (a) violate any judgment, award, decree, injunction or order of any court, arbitrator or governmental agency applicable to such party or its property or assets or any federal or state law, statute or regulation, (b) conflict with, result in the breach of any provision of or constitute a violation of or default under any agreement or instrument to which such party is a party or by which such party or such party's property or assets may be bound, or (c) require any consent or approval of any person.

        8.4 Title to Securities.  As of the date of this Agreement:
(a) Stockholder either (i) holds of record or (ii) beneficially owns with the right to vote (in the case of clause (i) and (ii), free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances (collectively, "Liens")), other than a right of repurchase in favor of the Company, the number of outstanding shares of Common Stock set forth on Exhibit A hereof; and
(b) Stockholder holds (free and clear of any Liens) the options and other rights to acquire shares of Company Common Stock set forth under the caption "Options and Other Rights to Purchase Common Stock" on Exhibit A hereof; and (c) Stockholder does not directly or indirectly own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options and other rights specified on Exhibit A hereof.

        8.5 Reliance by infoUSA and Merger Sub. Stockholder understands and acknowledges that infoUSA and Merger Sub are entering into the Merger Agreement in reliance, in part, upon Stockholder's execution and delivery of this Agreement. Stockholder has sole voting power with respect to the Shares.

     9. Covenants of Stockholder. Stockholder hereby covenants and agrees that during the term hereof it shall not enter into any transaction, take any action or by inaction permit any event to occur, that would result in any of the representations or warranties of Stockholder herein contained not being true and correct. Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that Stockholder may have under Section 262 of the Delaware General Corporate Law or otherwise.

     10. Confidentiality. Stockholder agrees, except as otherwise required by legal process, (i) to hold any information regarding this Agreement and the Merger in strict confidence, and (ii) not to divulge any such information to any third person, until such time as infoUSA or the Company has disclosed publicly the Merger or the Expiration Date occurs or such information becomes public not through disclosure by Stockholder.

     11. Miscellaneous.

         11.1 Assignment; Transfer of Rights. This Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors, and assigns of the parties. The Shares may be transferred or assigned by Stockholder; provided, however, that (i) infoUSA and the Company must receive written notice prior to the time of said transfer or assignment, stating the name and address of said transferee or assignee, and (ii) such transferee or assignee must agree in writing (which writing shall be in a form acceptable to the Company) to be bound by the terms and conditions of this Agreement.

         11.2 Further Assurances. Stockholder shall cooperate with the Company and execute and deliver any additional documents necessary or desirable, in the opinion of the Company or its counsel, to evidence the irrevocable proxy granted herein with respect to the Shares and to carry into effect the intent and purposes of this Agreement.

         11.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding those laws that direct the application of the laws of another jurisdiction.

         11.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.5 Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or on the first business day after transmission if sent by confirmed facsimile transmission, or five days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed to the party at the address set forth below such party's name on the signature page of this Agreement, or at a new address as such party may designate by 10 days' advance written notice to the other parties hereto.

         11.6 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         11.7 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' fees.

         11.8 Entire Agreement; Amendment. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto. This Agreement, the Proxy and the Merger Agreement constitute and contain the entire agreement of the parties with regard to the subject matter hereof and thereof and supersede any and all prior negotiations, correspondence, understandings and agreements between the parties regarding the subject matter hereof or thereof.

     IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first above written.


Stockholder:               By:_______________________________________

                           Name:

                           Address:________________________________
                                   ________________________________
                                   ________________________________

                                   Facsimile: _____________________


infoUSA:                   infoUSA Inc.


                           By:  _____________________________________
                                 Vinod Gupta
                                 Chairman

                           Address:  5711 South 86th Circle
                                     Omaha, NE 68127
                                     Facsimile:  (402) 339-0265


Company:                   ClickAction Inc.


                           By: _____________________________________
                                 George Grant, President

                           Address:  2197 East Bayshore Road
                                     Palo Alto, CA 94303
                                     Facsimile:  (650) 473-3946

                                                      EXHIBIT 2.3

                                EXHIBIT C-2

                     FORM OF TAIL WIND VOTING AGREEMENT

     THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of October 8, 2002 by and among The Tail Wind Fund Ltd.
("Stockholder"), infoUSA Inc., a Delaware corporation ("infoUSA"), and ClickAction Inc., a Delaware corporation (the "Company").

                                RECITALS

     A. Stockholder is the registered and/or beneficial owner of such number of shares of the Company's common stock (the "Common Stock") and shares of the Company's preferred stock ("Preferred Stock") as is indicated on Exhibit A to this Agreement.

     B. Kapalua Acquisition Sub, Inc., a wholly-owned subsidiary of infoUSA (the "Merger Sub"), and the Company are entering into the Agreement and Plan of Merger ("Merger Agreement"), dated as of the date hereof, pursuant to which the Merger Sub will merge with and into the Company upon the terms and conditions set forth in the Merger Agreement (the "Merger"). Capitalized terms not defined in this Agreement have the meanings ascribed to them in the Merger Agreement.

     C. The Company and Stockholder are entering into a Settlement Agreement ("Settlement Agreement"), dated as of the date hereof, pursuant to which Stockholder will agree to, among other things, enter into this Agreement.

     D. The parties wish to provide for the voting arrangements set forth in this Agreement.

     In consideration of the mutual covenants and agreements set forth herein, the Company's willingness to enter into the Merger Agreement and the Settlement Agreement, and such other valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Voting Agreement. Subject to Section 3 below, Stockholder hereby irrevocably agrees to vote (or cause to be voted) all of its shares of Common Stock and Preferred Stock as is indicated on Exhibit
A and all other shares of Common Stock and Preferred Stock now owned or hereafter acquired, or which Stockholder may be empowered to vote (the "Shares"), from time to time and at all times, whether at an annual or special meeting of the Company's stockholders, or upon an action by written consent, (a) in favor of the approval and adoption of the Merger Agreement and the consummation of the transactions contemplated therein, including the Merger, (b) against any action or agreement that would result in a breach in any material respect of the Company and infoUSA under the Merger Agreement, and (c) except as otherwise agreed to in writing in advance by the Company (other than the Merger and the other transactions contemplated by the Merger Agreement), against: (i) any Acquisition Proposal, (ii) any change in the board of directors of the Company other than in connection with the Merger, (iii) any amendment of the Company's certificate of incorporation other than in connection with the Merger, or (iv) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially and adversely affect the contemplated benefits to the Company of the Merger and the other transactions contemplated by the Merger Agreement. Any vote of Preferred Stock with respect to the foregoing matters shall be together with the Common Stock as a single class and/or, to the extent required under applicable law or the Company's certificate of incorporation, including the certificate of designations with respect to the Preferred Stock, as a separate class vote of such Preferred Stock. Stockholder shall not enter into any agreement or understanding, whether oral or written, with any person or entity prior to the termination of this Agreement to vote thereafter in a manner inconsistent with this Section 1.

     2. Irrevocable Proxy. Contemporaneously with the execution of this Agreement, Stockholder has executed and delivered to infoUSA a duly executed proxy in the form attached hereto as Exhibit B (the "Proxy") with respect to each meeting of stockholders of Company, such Proxy to cover the total number of Shares for which Stockholder is entitled to vote at any such meeting. Upon the execution of this Agreement by Stockholder, Stockholder hereby revokes any and all prior proxies given by Stockholder with respect to the Shares and agrees not to grant any subsequent proxies with respect to the Shares until on or after the Expiration Date (as defined below). infoUSA shall (i) vote for each proposal or give its consent, as applicable, with respect to any matter described in Section 1(a) and (ii) vote against or withhold its consent, as applicable, with respect to (A) any matter described in
Section 1(b) and (B) unless agreed to in writing in advance by the Company and infoUSA, any matter described in Section 1(c).

     3. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until the earlier to occur of (i) the Effective Time of the Merger, (ii) termination of the Merger Agreement in accordance with its terms, (iii) any material breach by the Company of this Agreement or the Settlement Agreement, or (iv) the Termination Date (as defined in the Settlement Agreement) (the "Expiration Date").

     4. Solicitation. Prior to the Expiration Date, Stockholder shall not, directly or indirectly: (i) solicit, initiate or encourage (including by way of furnishing nonpublic information) inquiries or proposals concerning any Acquisition Proposal or have discussions or negotiations with any third party (other than infoUSA or Merger Sub) regarding any Acquisition Proposal (other than the Merger); or (ii) induce or encourage any other stockholder of the Company to vote against, or fail to vote in favor of, the Merger Agreement and the Merger. Stockholder shall notify infoUSA of any written inquiries or proposals it receives relating to any Acquisition Proposal.

     5. Specific Enforcement. The parties acknowledge and agree that the parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed by the parties in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that infoUSA and the Company shall be entitled to an injunction to prevent breaches of this Agreement and to specifically enforce this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which the parties may be entitled at law or in equity. Each party consents to personal jurisdiction in any such action brought in the

United States District Court for the Northern District of California or in any court of the State of California having subject matter jurisdiction.

     6. Agreement to Retain Shares. Stockholder agrees not to transfer (except as may be specifically required by court order or by operation of law), sell, exchange, pledge or otherwise dispose of or encumber the Shares, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date, unless each person or entity to which any of such Shares are or may be transferred shall have: (a) executed a counterpart of this Agreement and a Proxy (with such modifications as infoUSA may reasonably request); and (b) agreed in writing to hold such Shares subject to all of the terms and provisions of this Agreement.

     7. Legend Requirement. All certificates evidencing the Shares shall, during the term of this Agreement, bear such restrictive legends as infoUSA and its counsel deem necessary or advisable under applicable law or pursuant to this Agreement, and the Company agrees to so legend such Shares. Such legend may include, without limitation, the following:

         "THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN VOTING RESTRICTIONS PURSUANT TO A VOTING AGREEMENT RELATING TO SUCH SECURITIES, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT."

     8. Representations and Warranties.

        8.1 Ownership of Shares. Stockholder represents and warrants that it has good title to and is the sole record owner of the Shares and it does not own beneficially or of record any other capital stock of the Company. The Company represents and warrants that the Shares are validly issued, fully paid and nonassessable, and the Stockholder represents and warrants that, except for the encumbrances and restrictions arising hereunder, it has no knowledge of the Shares that are owned by Stockholder being subject to any pledges, liens, security interests, adverse claims, assessments, proxies, participations, options, equities, charges or encumbrances of any nature whatsoever with respect to the ownership of or right to vote or dispose of such Shares, except for applicable securities laws and the transactions documents under which they were issued.

        8.2 Authority; Due Execution; Enforceability. Each party hereto represents and warrants that it has the full right, power, capacity and authority to enter into this Agreement and Stockholder, together with its investment manager, has sole voting power and sole power of disposition with respect to the Shares with no restrictions on Stockholder's voting rights or rights of disposition pertaining thereto. Each party hereto represents and warrants that this Agreement has been duly and validly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except as enforcement thereof may be limited against such party by (a) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (b) the exercise by courts of equity powers (the "Enforceability Exceptions").

The Proxy, when duly executed and delivered by the Stockholder, will constitute the legal, valid and binding obligation of the Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement thereof may be limited against Stockholder by the Enforceability Exceptions.

        8.3 No Conflicts or Consents. Each party hereto represents and warrants that the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, with or without giving of notice or the passage of time, (a) violate any judgment, award, decree, injunction or order of any court, arbitrator or governmental agency applicable to such party or its property or assets or any federal or state law, statute or regulation, (b) conflict with, result in the breach of any provision of or constitute a violation of or default under any agreement or instrument to which such party is a party or by which such party or such party's property or assets may be bound, or (c) require any consent or approval of any person.

        8.4 Title to Securities.  As of the date of this Agreement:
(a) Stockholder either (i) holds of record or (ii) beneficially owns with the right to vote (in the case of clause (i) and (ii), free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances (collectively, "Liens")), other than a right of repurchase in favor of the Company, the number of outstanding shares of Common Stock and Preferred Stock set forth on Exhibit A hereof; and (b) Stockholder holds (free and clear of any Liens) the options and other rights to acquire shares of Company Common Stock set forth under the caption "Options and Other Rights to Purchase Common Stock" on Exhibit A hereof; and (c) Stockholder does not directly or indirectly own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options and other rights specified on Exhibit A hereof.

        8.5 Reliance by infoUSA and Merger Sub. Stockholder understands and acknowledges that infoUSA and Merger Sub are entering into the Merger Agreement in reliance, in part, upon the Stockholder's execution and delivery of this Agreement. Stockholder has sole voting power with respect to the Shares.

        8.6 Other Voting Agreements. The Company and Merger Sub each represents and warrants that each officer and director of the Company beneficially owning any shares of Common Stock has entered into a voting agreement in the form attached hereto as Exhibit C.

     9. Covenants of Stockholder. Stockholder hereby covenants and agrees that during the term hereof it shall not enter into any transaction, take any action or by inaction permit any event to occur, that would result in any of the representations or warranties of Stockholder herein contained not being true and correct. Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that Stockholder may have under Section 262 of the Delaware General Corporate Law or otherwise.

    10. Confidentiality. Stockholder agrees, except as otherwise required by legal process, (i) to hold any information regarding this Agreement and the Merger in strict confidence, and (ii) not to divulge any such information to any third person, until such time as infoUSA or the Company has disclosed publicly the Merger or the Expiration Date occurs or such information becomes public not through disclosure by the Stockholder.

    11. Miscellaneous.

        11.1 Assignment; Transfer of Rights. This Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors, and assigns of the parties. The Shares may be transferred or assigned by Stockholder; provided, however, that (i) infoUSA and the Company must receive written notice prior to the time of said transfer or assignment, stating the name and address of said transferee or assignee, and (ii) such transferee or assignee must agree in writing (which writing shall be in a form acceptable to the Company) to be bound by the terms and conditions of this Agreement.

        11.2 Further Assurances. Stockholder shall cooperate with the Company and execute and deliver any additional documents necessary or desirable, in the opinion of the Company or its counsel, to evidence the irrevocable proxy granted herein with respect to the Shares and to carry into effect the intent and purposes of this Agreement.

        11.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding those laws that direct the application of the laws of another jurisdiction.

        11.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        11.5 Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or on the first business day after transmission if sent by confirmed facsimile transmission, or five days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed to the party at the address set forth below such party's name on the signature page of this Agreement, or at a new address as such party may designate by 10 days' advance written notice to the other parties hereto.

        11.6 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        11.7 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' fees.

        11.8 Entire Agreement; Amendment. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto. This Agreement, the Proxy, the Merger Agreement and the Settlement Agreement constitute and contain the entire agreement of the parties with regard to the subject matter hereof and thereof and supersede any and all prior negotiations, correspondence, understandings and agreements between the parties regarding the subject matter hereof or thereof.

        11.9 Effect of Expiration Date; Clarification. For clarification purposes, notwithstanding anything to the contrary contained herein, (a) if the Expiration Date occurs without completion of the Merger in accordance with the Merger Agreement and Settlement Agreement, then all proxies granted hereunder shall be deemed revoked, and (b) nothing herein shall prohibit Stockholder from exercising its rights and enforcing others' obligations under the Merger Agreement, Settlement Agreement or this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first above written.


Stockholder:            The Tail Wind Fund Ltd.

                        By:  TAIL WIND ADVISORY AND
                               MANAGEMENT LTD., as investment
                               manager


                               By: __________________________________
                                    David Crook
                                    CEO

                        Address:   Attn:  David Crook
                                   c/o Tail Wind Advisory &
                                   Management Ltd.
                                   1st Floor, No. 1 Regent Street
                                   London, SW1Y 4NS UK
                                   Facsimile:   208-468-7657

infoUSA:                infoUSA Inc.

                        By: _________________________________________
                               Vinod Gupta
                               Chairman

                        Address:  5711 South 86th Circle
                                  Omaha, NE 68127
                                  Facsimile:  (402) 339-0265


Company:                ClickAction Inc.

                        By: _________________________________________
                                George Grant, President

                        Address:  2197 East Bayshore Road
                                  Palo Alto, CA 94303
                                  Facsimile:  (650) 473-3946

Acknowledged and agreed:

Investment Advisor:     Tail Wind Advisory and Management Ltd.

                        By:_________________________________________
                                David Crook
                                CEO

                        Address:  Attn: David Crook
                                  c/o Tail Wind Advisory &
                                  Management Ltd.
                                  1st Floor, No. 1 Regent Street
                                  London, SW1Y 4NS UK
                                  Facsimile:   207-468-7657

                                                      EXHIBIT 2.4

                                EXHIBIT B

                       FORM OF SETTLEMENT AGREEMENT


	THIS SETTLEMENT AGREEMENT (this "Agreement") is entered into as of October 8, 2002 by and among ClickAction Inc., a Delaware corporation ("ClickAction") and The Tail Wind Fund Ltd. ("Tail Wind"). ClickAction and Tail Wind are individually referred to herein as a "Party" and, collectively, as the "Parties."

                                 RECITALS

     WHEREAS, Tail Wind is the holder of 3,000 shares of the Series A 4% Cumulative Convertible Preferred Stock of ClickAction (the "Preferred Shares") and a Warrant, dated as of March 30, 2001, to purchase shares of the Common Stock of ClickAction (the "Warrant").

     WHEREAS, a dispute has arisen between the Parties regarding the consideration to be payable to Tail Wind on account of the Preferred Shares and Warrant (the "Dispute") in connection with a proposed all cash merger transaction between ClickAction and infoUSA Inc, a Delaware corporation ("infoUSA"), pursuant to which infoUSA or its wholly-owned subsidiary will, subject to the terms and conditions of the Merger Agreement dated as of the date hereof and entered into concurrently herewith by infoUSA and ClickAction, an executed copy of which (with all exhibits) is attached hereto as Exhibit A (as amended from time to time in accordance with the terms thereof and Section 7(i) hereof, the "Merger Agreement"), acquire all the outstanding capital stock (common and preferred) of ClickAction for the consideration described therein (the "Merger"). Capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

     WHEREAS, no consideration shall be payable to any stockholder of ClickAction with respect to such stockholder's shares other than as set forth in the Merger Agreement.

     WHEREAS, the Parties have agreed that Tail Wind shall receive the aggregate amount of $1,400,000 in cash ( the "Settlement Payment") for all of the Preferred Shares and the Warrant in connection with the Merger.

     WHEREAS, at the Closing of the Merger infoUSA and Tail Wind will enter into a consulting agreement in the form attached hereto as Exhibit B.

     NOW, THEREFORE, in consideration of the respective covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                 AGREEMENT

     1. Settlement Payment. Notwithstanding anything to the contrary set forth in the below-defined Certificate of Designations (including, without limitation, any consent requirements, liquidation preferences, distribution provisions or put rights set forth in the Certificate of Designations) or the Warrant, Tail Wind agrees to accept the Settlement Payment for all of the Preferred Shares (including any accrued but unpaid dividends on the Preferred Shares and the Warrant as of the Effective Time of the Merger (the "Closing Date")), which Settlement Payment shall be payable in cash on the Closing Date. On the Closing Date, Tail Wind shall deliver to ClickAction the stock certificates evidencing the Preferred Shares, the Warrant and a letter of transmittal containing reasonable requirements or procedures generally applicable to the surrender of stock certificates in
connection with the Merger.   As used herein, the "Certificate of
Designations" means the Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A 4% Cumulative Convertible Preferred Stock for ClickAction filed with the Delaware Secretary of State on March 30, 2001.

     2. Participation. At the Closing of the Merger, ClickAction and Tail Wind will enter into a Participation Agreement in the form attached hereto as Exhibit B.

     3. Voting Agreement. Concurrently with the execution of this Agreement, Tail Wind shall execute the Voting Agreement attached hereto as Exhibit C (the "Voting Agreement"), pursuant to which Tail Wind shall agree to vote all of its shares of ClickAction Common Stock and Preferred Stock in favor of the Merger subject to the terms of the Voting Agreement.

     4. General Release by Tail Wind and ClickAction. Effective as of the Closing Date and subject to Tail Wind's receipt of the Settlement Payment and execution and delivery of Participation Agreement by ClickAction, each of Tail Wind and ClickAction, on behalf of itself and its past and present officers, stockholders, directors, agents, partners, employees, predecessors, successors, assigns and affiliates (collectively, the "Releasing Party"), hereby:

            (a) releases and forever discharges each of the other Party and infoUSA, and their respective past and present officers, stockholders, directors, agents, partners, employees, predecessors, successors, assigns and affiliates (collectively, the "Released Parties"), of and from any and all known and unknown claims, liabilities, costs, actions, demands, suits, expenses, damages, actions and causes of action of any kind or nature which the Releasing Party may have or may claim to have against the Released Parties as of the Closing Date, including, without limitation, any known and unknown claims, liabilities, costs, actions, demands, suits, expenses, damages, actions and causes of action of any kind or nature relating, directly or indirectly, to the Merger, the Merger Agreement, the Dispute, the Certificate of Designations, the Warrant, the Registration Rights Agreement, dated as of March 30, 2001, between the Parties, the Purchase Agreement, dated as of March 30, 2001, between the Parties and any documents executed in connection therewith;

            (b) agrees that it will forever refrain and forebear from instituting, commencing or prosecuting any litigation, action or other proceeding against the Released Parties based on, arising out of or in connection with any claim, liability, cost, action, demand, suit, expense, damage, action or cause of action that is released and discharged under this Agreement;

            (c)   agrees that the general release set forth in this
Section 4 is the result of a compromise and shall at no time or for any purpose be considered an admission of the truth of any allegations, claims or contentions of any Party against the other Party, and further agrees that this Agreement is the result of a compromise and shall at no time or for any purpose constitute any basis for asserting any particular interpretation or understanding of the provisions of the Certificate of Designation, any other transaction documents to which the Parties are a party or any federal or state law; and

            (d)   agrees that the general release set forth in this
Section 4 does not extend to or otherwise affect any Merger consideration to be paid to Tail Wind as a holder of shares of ClickAction's Common Stock or any other obligations owing to Tail Wind under the Merger Agreement or any agreements executed in connection with the Merger or under this Agreement.

     5. Waiver of Civil Code Section 1542. The general release set forth in Section 4 hereof expressly covers all claims or possible claims by the Releasing Party against the Released Parties, whether the same are known, unknown or hereafter discovered or ascertained but which exist as of the Closing Date. The Releasing Party acknowledges that it has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

           "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE
           CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT
           THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM
           MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

The Releasing Party, being aware of said Code Section, hereby expressly, knowingly and intentionally waives any rights it may have thereunder, as well as under any other statute or common law principles of similar effect.

	6.	Restrictions.

		(a)	Tail Wind hereby waives, during the term of this
Agreement, its right all of its rights as a preferred shareholder of ClickAction other than the right to vote on the Merger as contemplated in this Agreement. For clarification purposes, Tail Wind shall have no right to convert the Preferred Shares, put the preferred shares, or exercise any other rights (other than voting for the Merger) with respect to the Preferred Shares prior to the termination of this Agreement. In the event of the termination of this Agreement pursuant to Section 6(i), Tail Wind's rights as a preferred stockholder of ClickAction shall be reinstated retroactively as of the date of this Agreement.

		(b) Tail Wind hereby agrees that it shall not transfer any of the Preferred Shares or the Warrant prior to the earlier to occur of the Closing Date or the Termination Date (as defined in Section 8(i) below) unless, prior to the effective date of such transfer, Tail Wind delivers to ClickAction (a) written notice of such proposed transfer, which notice shall describe the terms and conditions applicable to such transfer, (b) the stock certificate for the Preferred Shares or the Warrant, as applicable, for the sole purpose of ClickAction causing its transfer agent to issue a new stock certificate or warrant to such transferee that contains a legend regarding this Agreement and (c) an agreement, in form and substance reasonably satisfactory to ClickAction, executed by the transferee pursuant to which the transferee specifically agrees to perform the obligations of Tail Wind under this Agreement and the Voting Agreement and to be bound by the terms and conditions of this Agreement and the Voting Agreement. Any transferee that holds Preferred Shares in compliance with this Section 5 is hereinafter referred to as a "Permitted Transferee". The Settlement Payment shall be paid pro rata to Tail Wind and any Permitted
Transferees. Neither Tail Wind nor any Permitted Transferee shall convert any of the Preferred Shares into Common Stock prior to the Termination Date.

	7.	Effect of this Agreement.  Except as provided in Section
8(i), nothing in this Agreement shall be deemed to release either
Party from any obligations incurred or arising under this Agreement.

	8.	Miscellaneous.

            (a) Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

            (b) Amendment. This Agreement may be amended only by a writing signed by each Party.

            (c) No Admission of Liability. This Agreement shall not be construed in any manner as an admission by either Party that it has breached any of the terms or provisions of any agreement between the Parties.

      (d) Governing Law. This Agreement shall be governed by the laws of the State of New York.

      (e) Attorneys' Fees. In the event of any dispute with respect to the Parties' obligations under this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and costs.

      (f) Authority; Valid Issuance; Information. Each Party hereby represents and warrants that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution and performance by such Party of this Agreement will not violate or conflict with any of such Party's charter documents, (c) it has duly and validly executed and delivered this Agreement and (d) this Agreement is a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles. ClickAction agrees to furnish to Tail Wind any amendments to the Merger Agreement and any additional material agreements related to the Merger prior to the execution thereof.

      (g) Complete Agreement. This Agreement represents the entire agreement and understanding between the Parties regarding the subject matter of this Agreement and supersedes any and all prior and contemporaneous agreements, representations and negotiations.

      (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

      (i) Termination. If (i) the terms of the Merger Agreement (in the form attached hereto) are amended prior to the Effective Time to, directly or indirectly, increase any payments, distributions or other consideration with respect to shares of ClickAction common stock without proportionally increasing the Settlement Payment, (ii) the Merger Agreement is terminated, or (iii) Tail Wind fails to receive the Settlement Payment in accordance with the terms hereof and the Merger Agreement, then this Agreement shall become null and void and of no force or effect, as if this Agreement had not been entered into. The date of any such termination is referred to herein as the "Termination Date."

      (j) Distributions. At or prior to the Effective Time of the Merger, ClickAction shall not declare or pay any dividend or make any other distribution on or repurchase any shares of capital stock without the prior written consent of Tail Wind, which consent will not be unreasonably delayed but may be withheld in its sole discretion, other than (1) the Merger Consideration (as defined in the Merger Agreement) pursuant to the terms of the Merger Agreement, and (2) payments to Tail Wind as permitted pursuant to Section 7(k) below.

      (l) Third Party Beneficiary. Nothing expressed in or to be implied from this Agreement is intended to give, or shall be construed to give, any person, other than the Parties and infoUSA and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or under or by virtue of any provision herein. The Parties acknowledge and agree that infoUSA is an intended third party beneficiary with respect to this Agreement.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date hereof.


                                    CLICKACTION INC.



                                    By: ________________________________
                                               George Grant
                                               President



                                    THE TAIL WIND FUND LTD.
                                    By:  TAIL WIND ADVISORY AND
                                         MANAGEMENT LTD., as investment
                                         manager


                                    By: _________________________________
                                               David Crook
                                               CEO

                               EXHIBIT C
                       FORM OF ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (this "Agreement") is made as of _________, 2002, by and among INFOUSA INC., a Delaware corporation ("Buyer"), CLICKACTION INC., a Delaware corporation ("Target") and Greater Bay Trust Company (the "Escrow Agent").

                               RECITALS

     A. This Agreement is entered into in connection with that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 8, 2002, by and among the Target, Merger Sub and Buyer, pursuant to which Merger Sub will merge into Target. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

     B. On the Closing Date, Buyer shall pay by wire transfer of immediately available funds to the Escrow Agent for deposit in the Escrow Fund (as defined below), an amount specified in the Merger Agreement as the Escrow Fund, to secure Buyer's obligations under
Article III of the Merger Agreement.

     C. Section 3.2(a) of the Merger Agreement provides that, on the Payment Date, the Escrow Agent shall deposit with the Paying Agent, in trust for the benefit of the holders of Target Common Stock for exchange in accordance with the Merger Agreement, the aggregate Common Merger Consideration as adjusted pursuant to the Merger Agreement.

     D. This Agreement sets forth the basis on which the Escrow Agent will receive and hold, and make disbursements from, the Escrow Fund in respect of the deposit referred to above and the interest earned thereon, and the duties for which the Escrow Agent will be responsible.

     NOW, THEREFORE, intending to be legally bound, the parties to this Agreement agree as follows:

     1. Recitals Incorporated. The foregoing Recitals are incorporated into and are made a part of this Agreement.

     2. Appointment. Buyer and Target hereby appoint the Escrow Agent as escrow agent to serve in such capacity, in accordance with the terms and conditions set forth in this Agreement. The Escrow Agent hereby accepts such appointment.

     3. Merger Agreement. The Escrow Agent acknowledges receipt of a copy of the Merger Agreement; provided, however, that, except for reference thereto for definitions of certain words or terms not defined in this Agreement, the Escrow Agent is not charged with any duties or responsibilities with respect to the Merger Agreement.

     4. Deposit Into Escrow. At the Closing, Buyer will wire transfer the Escrow Fund (as defined in the Merger Agreement) in immediately available funds to the Escrow Agent, the receipt of which will be acknowledged to Buyer and will be accepted by the Escrow Agent as escrow agent. The Escrow Agent will maintain such Escrow Fund and all other amounts to be received by the Escrow Agent pursuant to this Agreement, in a segregated interest-bearing account (the "Escrow Account") at a federally insured bank.

     5.     Escrow Provisions.

            (a) The Escrow Agent may rely, without inquiry or investigation, and shall be protected in acting or refraining from acting, upon any written notice, request, waiver, consent, receipt or other paper or document from any officer of Buyer, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth of any information therein contained, that the Escrow Agent in good faith believes to be genuine. The Escrow Agent may disregard any and all notices or instructions received from any source, except only (i) such notices or instructions as are specifically provided for in this Agreement or any other notice signed by Buyer and (ii) orders or process of any court entered or issued with or without jurisdiction. If from time to time any property held pursuant to this Agreement becomes subject to any levy, attachment, order, judgment, decree, injunction or other judicial, administrative, or regulatory process ("Order"), the Escrow Agent may comply with any such Order without liability to any person, even though such Order may thereafter be annulled, reversed, modified or vacated.

            (b) The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except for any liability arising from its own gross negligence, willful misconduct or bad faith. In no event shall the Escrow Agent be liable to any person, for punitive, special, indirect or consequential damages of any kind, even if it is advised of the possibility thereof.

            (c) The Escrow Agent shall be entitled to consult with outside counsel of its choice with respect to the interpretation of the provisions hereof and any other legal matters relating hereto, and shall be fully protected in taking any action or omitting to take any action in good faith in accordance with the written advice of such outside counsel provided the other parties hereto have been given prior notice of the Escrow Agent's selection of outside counsel and a copy of such written advice.

            (d) All evidence of investment of funds in the Escrow Account (including, but not limited to, savings account passbooks, certificates, notes and other similar items) shall be kept in a place of safekeeping at an office of the Escrow Agent, or with a safe deposit company, including any such safe deposit company owned in whole or in part by the Escrow Agent or by any affiliate of the Escrow Agent. The Escrow Agent shall keep accurate accounts of all income and interest earned by the funds in the Escrow Account. Within thirty (30) days after the close of each calendar month, the Escrow Agent shall provide the Target and Buyer with statements on deposits and other investments of the Escrow Account in accord with its usual practices.

            (e) All of the fees and related expenses of the Escrow Agent for its services hereunder (including fees and expenses of its outside counsel) shall be paid by Buyer. Under no circumstances may the Escrow Agent debit the Escrow Account for any unpaid fees or expenses of the Escrow Agent. The Escrow Agent's fees for its duties plus reasonable out-of-pocket costs shall be as set forth on the fee schedule attached hereto as "Exhibit A."

            (f) None of the provisions contained in this Agreement shall require the Escrow Agent to advance or risk its own funds in the performance of its duties herein described.

            (g) The Escrow Agent shall not be responsible for any recitals of fact in this Agreement, or for the sufficiency, form, execution, validity or genuineness of any documents or securities delivered or deposited under this Agreement or for any signature, endorsement or lack of endorsement thereon, or for the accuracy of any description therein, or for the identity, authority or rights to the persons executing or delivering the same or this Agreement.

            (h) Although the Escrow Agent may demand specific authorizations (including corporate resolutions, incumbency certificates and the like) or identification from another party or its representative prior to taking any action hereunder, no such demand shall constitute a waiver or deprive the Escrow Agent of the protections afforded by this Agreement.

            (i) The Escrow Agent shall not be responsible for any delays or failure to perform caused by circumstances reasonably beyond its control, including but not limited to: breaches by other parties of their obligations hereunder, delays by messengers or other independent contractors; mechanical or computer failures; malfunctioning or breakdowns in public utilities, securities exchanges, Federal Reserve Banks or securities depositories; interference by governmental units; strikes, lockouts or civil disobedience; fires or other casualties; acts of God or other similar occurrences.

     6. Successor Escrow Agent. The Escrow Agent, or any successor, may resign at any time upon giving written notice to Buyer at least thirty (30) days before such resignation shall take effect. In addition, Buyer may terminate the Escrow Agent's appointment as escrow agent upon giving written notice to the Escrow Agent at least thirty (30) days before such termination shall take effect. If the Escrow Agent shall resign, be terminated or be unable to serve, then it shall be succeeded by such bank or trust company named by Buyer in such thirty (30) day period, or if no such appointment is made by that time then it shall be succeeded by a bank or trust company appointed by a court of competent jurisdiction upon petition by any of the Escrow Agent or Buyer (in which action the other parties shall be afforded a reasonable opportunity to participate) to appoint a successor escrow agent. The Escrow Agent shall transfer the Escrow Account to its successor and shall thereupon be discharged from any obligation to perform further services under this Agreement, and the successor shall thereupon succeed to all of the rights, powers and duties and shall assume all of the obligations of the Escrow Agent originally named in this Agreement. Notwithstanding any other provision hereof, the obligations of Buyer to the Escrow
Agent under Sections 6 and 24 shall survive any resignation or removal of Escrow Agent or any termination of this Agreement.

     7. Payment of Taxes. Buyer shall be treated as the owner of the Escrow Account for all Tax purposes while and to the extent that the Escrow Account is held by the Escrow Agent. The Escrow Agent shall furnish such information to all the parties as shall be requested in writing for Tax preparation purposes by such parties.

     8.     Release From Escrow.

            (a) Subject to paragraph (b) of this Section VIII, on the Payment Date the Escrow Agent shall release from escrow hereunder, and distribute the Escrow Fund to Buyer and/or the Paying Agent pursuant to the written instruction of Buyer which Buyer shall provide to the Escrow Agent at least one Business Day prior to the Payment Date.

            (b) Unless extended in writing by the parties, the escrow provided for in this Agreement shall expire on the Payment Date (the "Termination Date").

     9. Assignment, Transfer. Neither this Agreement nor any beneficial interest therein may be sold, assigned or otherwise transferred, including by operation of law, by Buyer or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of Buyer, except as provided herein or as would not adversely affect the rights of Buyer under this Agreement. Any such attempted transfer in violation of this Section IX shall be null and void.

     10. Full Force and Effect. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     11. Successors and Assigns. This Agreement inures to the benefit of and binds the parties to this Agreement and their respective agents, representatives, successors, assigns, and all persons claiming by or through them, and the words "Escrow Agent" and "Buyer," whenever occurring in this Agreement will be deemed to include such respective agents, representatives, successors, assigns, and all persons claiming by or through them.

     12. Time. The parties to this Agreement agree that time is of the essence with respect to all of the provisions of this Agreement.

     13. Counterpart Originals. This Agreement may be executed in three counterparts, each of which will be deemed to be an original as against the party whose "ink original" or facsimile signature appears thereon, and all of such counterparts will together constitute one and the same instrument. Each party to this Agreement who delivers a facsimile signature will promptly thereafter deliver to each of the other parties to this Agreement a counterpart original of this

Agreement bearing an "ink original" signature; provided, however, that facsimile signatures shall nevertheless be effective for all purposes.

     14. Captions. The captions or headings of the paragraphs of this Agreement are for convenience only and will not control or affect the meaning or construction of any of the terms or provisions of this Agreement.

     15. Gender; Number. Words used in this Agreement, regardless of the number or gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

     16. Additional Actions. Each of the parties to this Agreement covenants and agrees that it will take promptly such additional actions and will execute such additional documents and instruments as are reasonably necessary to effectuate the transactions contemplated by this Agreement.

     17. No Third Party Beneficiaries. The rights and benefits of this Agreement will not inure to the benefit of any party that is not a party to this Agreement. Nothing contained in this Agreement will be construed to create any rights, claims, or causes of action, in favor of any third party against any party to this Agreement.

     18. Notices. All notices and communications under this Agreement will be in writing and will be made in accordance with the terms of the Merger Agreement.

     19. Interpretation. Each of the parties to this Agreement has been represented by independent counsel in the preparation and negotiation of this Agreement, and this Agreement will be construed according to the fair meaning of its language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be employed in interpreting this Agreement.

     20. Representations and Warranties. Each of the parties to this Agreement represents and warrants to each of the other parties to this Agreement that it has full power, authority and legal right to execute, deliver and comply with this Agreement and any other document or instrument relating to this Agreement to be executed by it. All corporate, partnership, or other appropriate actions of each of the parties to this Agreement that are necessary or appropriate for the execution and delivery of and compliance with this Agreement and such other documents and instruments have been taken. Upon its execution and delivery, this Agreement will constitute the valid and legally binding obligation of each of the parties to this Agreement, enforceable against each of them in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratorium and other laws applicable to creditors' rights or the collection of debtors' obligations generally. Each of the parties to this Agreement acknowledges that the other parties have entered into this Agreement in reliance upon each of the representations and warranties made by such party that are contained in this Agreement.

     21. Integration Clause. This Agreement (together with the Merger Agreement) constitutes the entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement, and there are no other terms, obligations, covenants, representations, statements or conditions except as set forth in this Agreement (together with the Merger Agreement). No change or amendment to this Agreement will be effective unless it is contained in a document which is entitled "Amendment to Escrow Agreement," or which otherwise unambiguously establishes an intention to amend this Agreement, and is executed by each of the parties to this Agreement who are intended to be bound by such amendment. Failure to insist upon strict compliance with any term or provision of this Agreement will not be deemed to be a waiver of any rights under a subsequent act or failure to act. Each of the parties to this Agreement acknowledges and agrees that in the event of any subsequent litigation, arbitration proceeding, controversy or dispute concerning this Agreement, none of them will be permitted to offer or introduce into evidence any oral testimony concerning any oral promises or oral agreements between or among them that relate to the subject matter of this Agreement that are not included or referred to in this Agreement and that are not evidenced by a writing signed by each of the parties to this Agreement which is entitled "Amendment to Escrow Agreement," or which otherwise unambiguously establishes an intention to amend this Agreement.

     22. Governing Law; Venue; Jurisdiction. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of California, without regard to principles of conflicts of laws. Each party to this Agreement agrees that all disputes, claims, and controversies between or among the parties to this Agreement concerning the interpretation or enforcement of this Agreement, or any other matter arising out of or relating to this Agreement, will be heard and determined by a court located in the State of California.

     23. Indemnification of Escrow Agent. Buyer hereby agrees to indemnify and hold harmless the Escrow Agent from and against all costs, expenses, damages, losses, reasonable attorneys' fees and costs, and liabilities (collectively, the "Liabilities") which the Escrow Agent incurs by reason of its performance under this Agreement; provided, however, that such indemnification will not extend to Liabilities incurred by the Escrow Agent resulting from the Escrow Agent's gross negligence or willful misconduct.

     24. Attorneys' Fees. In the event that any dispute under this Agreement is brought before the a court to be heard and determined by it, any order entered by that court will provide, among other things, that the prevailing party in the matter in dispute (as determined by the court) is entitled to recover from the other party (or parties) its reasonable costs and expenses incurred in connection therewith, including, without limitation, attorneys' fees as determined by the court, and actual out-of-pocket expenses. Upon presentation of an order of the court making any award to Buyer pursuant to this Section, Buyer will be entitled to payment of such awards from the Escrow Account pursuant to Section 5(a).

     IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement as of the date and year first above written.

                                BUYER:

                                INFOUSA INC., a Delaware corporation

                                By: ________________________________

                                Name: ______________________________

                                Title: _____________________________


                                TARGET:

                                CLICKACTION INC., a Delaware corporation

                                By: ________________________________

                                Name: ______________________________

                                Title: _____________________________


                                ESCROW AGENT:

                                GREATER BAY TRUST COMPANY

                                By: ________________________________

                                Name: ______________________________

                                Title: _____________________________

                               EXHIBIT D

                      OPINION OF TARGET COUNSEL

     1. Target is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and Target has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its businesses as, to our knowledge, it is now being conducted.

     2. Target has the requisite corporate power and authority to enter into and perform its obligations under the Merger Agreement, the Voting Agreements, the Escrow Agreement and the Settlement Agreement (the "Merger Documents"). The execution and delivery by Target of the Merger Documents and the consummation by Target of the transactions contemplated thereby have been duly approved by all necessary corporate action on the part of Target. The Merger Agreement has been duly executed and delivered by Target and constitutes a valid and binding obligation of Target, enforceable against Target in accordance with its terms.

     3. Neither the execution and delivery by Target of the Merger Agreement, nor the consummation by Target of the transactions contemplated thereby, nor the distribution of consideration to Target's stockholders pursuant to the Merger Agreement: (i) conflicts with any provision of the Certificate of Incorporation or Bylaws of Target, (ii) assuming that all consents, approvals, authorizations and other actions described in the Merger Agreement have been made, violates any law applicable to Target, or (iii) results in a breach or violation of, or constitutes a default under, any agreement, instrument, judgment, or decree disclosed in Schedule 4.14 of the Target Disclosure Statement; provided, however, that, for purposes of this Paragraph 3, counsel to Target may assume that the terms of the Settlement Agreement supersede any contrary or contradictory provision in Target's Certificate of Incorporation.

     4. Except as set forth in the Target Disclosure Statement, no consent, approval, order, certificate or authorization of, or registration, declaring or filing with, any California, Delaware or United States federal government entity is required by or with respect to Target in connection with the execution and delivery of the Merger Agreement by Target or the consummation by Target of the transactions contemplated by the Merger Agreement, other than the filing of a Certificate of Merger with the Delaware Secretary of State.

     5. Except as disclosed in the Target Disclosure Statement, to our knowledge, there are no legal or arbitration proceedings, or any proceedings by or before any governmental or regulatory authority, now pending or threatened in writing against Target.

     6. Assuming Buyer and Merger Sub have authorized, executed and delivered the Agreement and Merger Sub has authorized, executed and delivered the Certificate of Merger, upon the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the Delaware General Corporation Law, the Merger will be effective under Delaware law.

                                                      EXHIBIT 4.1

                  AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment") is dated as of October 8, 2002 and is entered into by and between ClickAction Inc., a Delaware corporation, formerly MySoftware Company, Inc. (the "Company"), and FleetBoston Financial Corporation, formerly BankBoston, N.A., as rights agent (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of June 10, 1998 (the "Rights Agreement"); and

     WHEREAS, Section 27 of the Rights Agreement provides that prior to the Distribution Date (as defined in the Rights Agreement), the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement, and such supplement or amendment shall not require the approval of any holders of the Rights (as defined in the Rights Agreement); and

     WHEREAS, the Company is a party to an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the "Merger Agreement"), dated as of October 8, 2002, among infoUSA Inc., a Delaware corporation ("infoUSA"), Kapalua Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of infoUSA ("Merger Sub"), and the Company, which provides for, among other things, the merger of Merger Sub with and into the Company (the "Merger"), subject to stockholder approval and other terms and conditions; and

     WHEREAS, concurrently with the execution and delivery of the Merger Agreement, infoUSA, the Company and The Tail Wind Fund Ltd. ("Tail Wind") entered into a Settlement Agreement, dated as of October 8, 2002 (the "Settlement Agreement"), pursuant to which Tail Wind will receive an amount in cash for each share of the Company's Series A 4% Cumulative Convertible Preferred Stock, par value $0.0001 per share (the
"Preferred Stock"), outstanding on the Closing Date (as defined in the Merger Agreement) of the Merger in full satisfaction of its rights in the Preferred Stock and any other rights with respect to the Company;
and

     WHEREAS, concurrently with the execution and delivery of the Merger Agreement, infoUSA and certain stockholders of the Company (the "Stockholders") entered into Voting Agreements, dated as of October 8, 2002 (the "Voting Agreements"), which, among other things, (i) obligate the Stockholders to vote on all matters affecting the Merger in support of the Merger, (ii) restrict the ability of the Stockholders to transfer the shares of Company Common and Preferred Stock (collectively, the "Shares") held by them and (iii) grant infoUSA an irrevocable proxy to vote the Shares; and

     WHEREAS, the Merger Agreement requires the Company to amend the Rights Agreement so that the Rights Agreement will not be applicable to the Merger Agreement and the transactions contemplated thereby; and

     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as provided by this Amendment.

     NOW, THEREFORE, the Company and the Rights Agent hereby agree as follows:

     Section 1. Amendment of Rights Agreement. Subject to Section 2 below, the Rights Agreement is hereby amended as follows:

           (a) The name "MySoftware Company, Inc." in the first paragraph of the Rights Agreement, in the legend set forth in Section 3(c), and in the address set forth in Section 26 is hereby deleted and replaced with the name "ClickAction Inc." and the name "BankBoston, N.A." in the first paragraph of the Rights Agreement, in the legend set forth in Section 3(c), and in the address set forth in Section 26 is hereby deleted and replaced with the name "FleetBoston Financial Corporation."

           (b) Following Section 34, the Rights Agreement is hereby amended to add the following new Section 35:

     "Section 35.	Inoperability for Certain Transactions.
     Notwithstanding anything in this Agreement to the contrary, (i) this Agreement shall be wholly inoperative and of no force or effect with respect to the Merger Transaction Parties (as defined hereafter) by virtue of the execution by the Merger Transaction Parties of the Merger Agreement, the Voting Agreements or the Settlement Agreement or the consummation of the transactions contemplated by the Merger Agreement, including without limitation, the Merger, the acquisition of beneficial ownership or the transfer of Shares pursuant to the Voting Agreements or the Settlement Agreement or the announcement of any of the foregoing transactions and (ii) this Agreement shall terminate and be of no further force or effect upon the Effective Time of the Merger (as defined in the Merger Agreement). For the purposes of this Section 35, "Merger Transaction Parties" means each of infoUSA Inc., Kapalua Acquisition Corp. and The Tail Wind Fund Ltd."

     Section 2. Effectiveness of this Amendment. This Amendment shall be deemed to become effective as of the date hereof and immediately prior to the execution of the Merger Agreement, the Voting Agreements and the Settlement Agreement. This Amendment shall be null and void if the Merger Agreement is terminated pursuant to its terms.

     Section 3. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning given to them in the Rights Agreement and this Amendment.

     Section 4. Continued Effectiveness of Rights Agreement. Except as specifically set forth in this Amendment, the terms of the Rights Agreement shall remain unmodified and in full force and effect.

     Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     Section 6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     Section 7. Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


CLICKACTION INC.                        FLEETBOSTON FINANCIAL
                                        CORPORATION

By: _____________________________       By: ____________________________

Name: ___________________________       Name: __________________________

Title: __________________________       Title: _________________________

                                                       EXHIBIT 99.1

infoUSA             5711 S 86TH CIR   PO BOX 27347   Omaha NE 68127-0347
                   Executive Office: (402) 596-8900   Fax (402) 592-4006
                                               Internet: www.infoUSA.com

ClickAction

                                                   FOR IMMEDIATE RELEASE
                                                TUESDAY, OCTOBER 8, 2002

                                                                CONTACT:
                          VIN GUPTA - CHAIRMAN & CHIEF EXECUTIVE OFFICER
                           Phone:  (402) 596-8900   Fax:  (402) 339-0265
                                          E-Mail:  vin.gupta@infoUSA.com
                         LAUREL GOTTESMAN - DIRECTOR, INVESTOR RELATIONS
                           Phone:  (402) 593-4535   Fax:  (402) 339-0265
                                   E-Mail:  laurel.gottesman@infoUSA.com
                                  AMY SHELDON - PUBLIC RELATIONS MANAGER
                            Phone:  (650) 473-3605  Fax:  (650) 325-0873
                                           E-Mail:  amys@clickaction.com


                    infoUSA to Acquire ClickAction Inc.

(Omaha, Neb.)-infoUSA, (Nasdaq: IUSA) a leading provider of proprietary business and consumer database and sales and marketing solutions, and ClickAction Inc., (Nasdaq SC: CLAC) a leading provider of email marketing automation solutions, today jointly announced that they have entered into a merger agreement under which infoUSA will acquire ClickAction. Under the terms of the agreement, which is subject to the approval of ClickAction's stockholders and other conditions, infoUSA will acquire all of ClickAction's outstanding stock for up to $4.1 million in cash, of which $1.4 million will be paid to its preferred stockholder and the remaining balance, subject to adjustment, will be paid to the common stockholders. The maximum adjustment (all of which would reduce consideration paid to common stockholders) is $650,000. Based upon 13,401,347 shares outstanding as reported in ClickAction's most recent quarterly report filed on August 14, 2002, ClickAction's common stockholders are expected to receive between $0.20 and $0.15 per common share depending on whether and to what extent adjustments are made. ClickAction's Board of Directors has unanimously approved the transaction and recommended that its stockholders vote in favor of the acquisition. If such stockholder approval is achieved and the closing conditions are met, the transaction is expected to close in late 2002.

Vin Gupta, Chairman and CEO, infoUSA, stated "ClickAction is a leading email marketing company, with a valuable client base and excellent management. This acquisition will perfectly complement infoUSA's growing platform in email marketing and email database management. We also plan to leverage ClickAction's proprietary email marketing automation solutions to enable our nearly 4 million clients to easily and cost-effectively acquire new prospects and customers."

"Providing high quality client service is of critical importance to ClickAction. This acquisition will allow us to continue a high level of client service while significantly expanding our customer retention and acquisition services to over 4 million clients," said George Grant, President and CEO, ClickAction. "infoUSA and ClickAction share a primary objective of ensuring that all clients optimize their return on their online marketing investments and I am confident that this will continue to be our primary objective for the future."

About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites, including Yahoo! (Nasdaq: YHOO) and America Online (NYSE: AOL). Nearly 4 million customers use infoUSA's products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.

About ClickAction
ClickAction, Inc. is a leading provider of email marketing automation products and promotional marketing services. ClickAction Email
Marketing Automation (EMA) helps marketers design, test, analyze and refine personalized email campaigns that maximize customer value. The ClickAction EMA platform provides customer profile management, powerful rule-based segmentation, campaign analysis, powerful data exchange capabilities, and highly scalable outbound messaging with bounce-back management, all in a Web-based solution. In addition to ClickAction EMA, the company offers a wealth of services for acquiring new opt-in customers. ClickAction is a leader in permission marketing and privacy standards, and is a current member of TRUSTe, an independent, non-profit organization whose mission is to build users' trust and confidence in the Internet. ClickAction serves the top companies in the retail, catalog, brand, and publishing industries. For more information on ClickAction products and services, visit www.clickaction.com or call 1-800-473-3141.

Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company's business and financial results is included in the companies' filings with the Securities and Exchange Commission.

ClickAction intends to file with the SEC and mail to its stockholders a proxy statement containing information about the merger. Investors and security holders are urged to read the proxy statement carefully when it is available. The proxy statement will contain important information about the merger, the persons soliciting proxies relating to the merger, their interests in the merger and related matters. Investors and security holders will be able to obtain free copies of these documents through the web site maintained by the SEC at http://www.sec.gov. Free copies of the proxy statement also may be obtained from ClickAction by accessing its web site at http://www.clickaction.com or by directing a request by mail or telephone to ClickAction at the address or telephone number indicated above.

In addition to the proxy statement, ClickAction and infoUSA file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by ClickAction or infoUSA at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. ClickAction's and infoUSA's filings with the SEC are also available to the public from commercial document-retrieval services and at the web site maintained by the SEC at http://www.sec.gov.